BIOCONTROL TECHNOLOGY, INC.

                   REPORT TO SHAREHOLDERS AS OF 9/30/96

Table of Contents                                                      Page

Description of Business. . . . . . . . . . . . . . . . . . . . . . . . . .1

Market for Registrant's Common Equity
   and Related Stockholder Matters . . . . . . . . . . . . . . . . . . . 18

Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . . . . 19

Management's Discussion and Analysis of
   Financial Condition and Results of Operations . . . . . . . . . . . . 21

Supplementary Financial Information. . . . . . . . . . . . . . . . . . . 28

Management Information . . . . . . . . . . . . . . . . . . . . . . . . . 28

Changes in and Disagreements with Accountants. . . . . . . . . . . . . . 29

Availability of Form 10-K. . . . . . . . . . . . . . . . . . . . . . . . 30

Audited Financial Statements
     Report of Independent Auditors. . . . . . . . . . . . . . . . . . .F-1
     Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . .F-2
     Consolidated Statements of Operations . . . . . . . . . . . . . . .F-4
     Consolidated Statements of Stockholders' Equity . . . . . . . . . .F-5
     Consolidated Statements of Cash Flows . . . . . . . . . . . . . . .F-6
     Notes to Consolidated Financial Statements. . . . . . . . . . . . .F-8


                          DESCRIPTION OF BUSINESS

General Development of Business

Biocontrol Technology, Inc. was incorporated in the Commonwealth of Pennsylvania in 1972 as Coratomic, Inc. and is referred to herein as "BICO" or the "Company". BICO's operations are located at 300 Indian Springs Road, Indiana, Pennsylvania, 15701. BICO's administrative offices are located at 2275 Swallow Hill Road, Building 2500, 2nd Floor, Pittsburgh, Pennsylvania, 15220.

The Company's primary business from 1972 through 1986 was the design, manufacture and sale of cardiac pacemakers and associated accessories. In 1983, the Company purchased rights to three heart valves which it manufactured and sold from 1983 through 1987.

Beginning in late 1986 and continuing through the date hereof, the Company has been developing new medical devices which include models of a noninvasive glucose sensor (the "Noninvasive Glucose Sensor"), an implantable port for drug delivery and hemodialysis use, a polyurethane heart valve, bioremediation products, procedures relating to the use of whole-body extracorporeal hyperthermia in the treatment of the human immunodeficiency virus ("HIV"), and a paint product which is designed to prevent the buildup of certain substances on underwater surfaces. The Company is currently manufacturing and selling functional electrical stimulators.

The Company is developing the Noninvasive Glucose Sensor with Diasense, Inc., its 52% owed subsidiary. Where applicable, BICO and Diasense will be referred to herein as the "Companies".

Forward-Looking Statements

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities, the regulatory approval process, specifically in connection with the FDA marketing approval process, and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the C ompany's forward-looking statements. The risks and uncertainties that may affect the operations, performance, research and development and results of the Company's business include the following: additional delays in the research, development and FDA marketing approval of the Noninvasive Glucose Sensor; delays in the manufacture or marketing of the Company's other products and medical devices; the Company's future capital needs and the uncertainty of additional funding; BICO's uncertainty of additional funding; competition and the risk that the Noninvasive Glucose Sensor or its other products may become obsolete; the Company's continued operating losses, negative net worth and uncertainty of future profitability; potential conflicts of interest; the status and risk to the Company's patents, trademarks and licenses; the uncertainty of third-party payor reimbursement for the Sensor and other medical devices and the general uncertainty of the health care industry; the Company's limited sales, marketing and manufacturing experience; the amount of time or funds required to complete or continue any of the Company's various products or projects; the attraction and retention of key employees; the risk of product liability; the uncertain outcome and consequences of the lawsuits pending against the Company; and the dilution of the Company's common stock.

Development of the Noninvasive Glucose Sensor

BICO and Diasense are currently developing a Noninvasive Glucose Sensor, which management believes will be able to measure the concentration of glucose in human tissue without requiring the drawing of blood. Currently available glucose sensors require the drawing of blood by means of a finger prick.

BICO's initial research and development with insulin pumps led to a theory by which blood glucose levels could be detected noninvasively by correlating the spectral description of reflected electromagnetic energy from the skin with blood glucose levels in the 50 mg per deciliter to 500 mg per deciliter range in the infrared region of the electromagnetic spectrum. The method was studied in 1986 and 1987 by BICO and its consultants at Battelle Memorial Institute in Columbus, Ohio, using laboratory instruments. The results of the studies provided information regarding the use of infrared light in the noninvasive measurement of glucose. The information from the studies, along with later affirmative work, led to a patent application by BICO's research team in 1990. A patent covering the method was granted to the research team and assigned to BICO in December 1991. The rights of this patent have been purchased by Diasense from BICO, pursuant to a Purchase Agreement (See, "Intercompany Agreements"). A second patent application was filed by BICO in December 1992, and was granted in January 1995. This filing contained new claims which extended the coverage of the patent based on additional discoveries and data obtained since the original patent was filed. BICO has assigned the rights to
such patent to Diasense.   Additional concepts to improve the capability of the
instrument to recognize blood glucose were developed, and, in May 1993, corresponding patent applications were filed. As of October 1996, a total of five patents have been issued, with additional patent applications pending (See, "Current Status of the Noninvasive Glucose Sensor" and "Patents, Trademarks and Licenses"). BICO has been granted the right to develop and manufacture sensors pursuant to agreements with Diasense (See, "Intercompany Agreements").

In 1991, BICO's research team began development of a research prototype utilizing different technology than previously studied or developed. This device, the Beta 1 research prototype, was initially tested on six human subjects, and was subsequently tested on 110 human subjects in March 1992, during which simultaneous spectral, blood and chemical data was recorded for analysis in order to develop calibration data for the device. The Beta 1 utilized a separate lap-top computer to perform computational functions. The results of the March 1992 tests were used to develop further refinements which led to the development of the Beta 2A.

Although functionally equivalent in terms of performance with the Beta 1, the next prototype, the Beta 2A, was smaller and had fully integrated computational software and a liquid crystal display which interacted with the operator. This model was tested by BICO on 40 human subjects in July 1992. The spectral and blood chemistry data obtained indicated that the Beta 2A did not have a satisfactory signal-to-noise ratio to allow for the calculation of algorithms of sufficient accuracy to be acceptable to Diasense. The signal-to-noise ratio reflects the sensor's ability to optimize the measurement by accepting the signal desired (the glucose level) and rejecting the random interference. A higher signal-to-noise ratio results in a more accurate measurement.

Additional Beta prototypes evolved which addressed this problem. Testing was performed with each prototype, culminating in clinical trials at two hospitals with ten diabetic volunteers each in Des Plaines, Illinois in May 1993 and in Indiana, Pennsylvania in August 1993. These advanced systems embodying improvements in the optics, electronics and detection subsystems led to the design of the Beta 2D, Beta 2E, and Beta 2F prototypes, designed and constructed to simulate production models.

BICO initially obtained the approval of six Institutional Review Boards ("IRBs") to conduct testing at their hospitals. Those hospitals are Children's Hospital in Pittsburgh, Pennsylvania; Rush North Shore in Skokie, Illinois; Westmoreland Hospital in Greensburg, Pennsylvania; Lutheran General Hospital in Park Ridge, Illinois; Holy Family Hospital in Des Plaines, Illinois; and Indiana Hospital in Indiana, Pennsylvania. The Company conducted initial testing at the Holy Family Hospital and Indiana Hospital, and may conduct further studies on present and future models at some or all of the other hospitals from which IRB approval has been obtained.

On January 6, 1994, BICO submitted its initial 510(k) Notification to the U.S. Food and Drug Administration (the "FDA") for approval to market the production model, the Diasensor 1000 . The submission was based on data obtained from the advanced Beta 2 prototypes, since functionally, the production model will be identical to these prototype models. BICO's 510(k) Notification claims that the product has substantial equivalence to home market glucose monitoring devices presently in the marketplace since its function is similar, although the device operates on a different technological principle. BICO provided information in this 510(k) submission which it believes substantiates that the device does not raise different questions of safety and efficacy and is as safe and effective as the legally marketed predicated devices. Such information is required by the FDA before market approval can be granted. In February 1996, the FDA convened a panel of advisors to make a recommendation regarding BICO's 510(k) Notification. The majority of the panel members recommended that BICO conduct additional testing and clinical trials prior to marketing the Diasensor 1000(TM). BICO and Diasense announced that they remained committed to bringing the Diasensor 1000 to diabetics, and that additional research, development and testing would continue (See, "Current Status of the Noninvasive Glucose Sensor").

The Diasensor 1000 is a spectrophotometer capable of illuminating a small area of skin on a patient's arm with infrared light, and then making measurements from the infrared light diffusely reflected back into the device, which it then displays on a liquid crystal display on the face of the instrument for the user to read. The Diasensor 1000 uses internal algorithms to calculate a glucose measurement.

Since the Diasensor 1000 will be calibrated individually, each instrument will be sold by prescription only and will be calibrated in a calibration center under a physician's direction. This feature may limit the marketability of the Diasensor 1000 , and, if the device is unable to qualify for third-party reimbursement, Diasense's ability to market the device could be adversely effected.


Current Status of the Noninvasive Glucose Sensor

After the FDA's panel review in February 1996, the Companies made additional improvements to the prototypes, and produced 34 production models of the Diasensor 1000 . The data obtained from the improved prototypes was submitted in a revised 501(k) Notification filed with and accepted by the FDA in October 1996. In November 1996, the Companies' research and development team met with the FDA, and agreed to conduct in-home studies of the Diasensor 1000 . The FDA has deemed the 1996 510(k) to be withdrawn because of the additional studies; the Companies will resubmit a 510(k) Notification when the in-home studies have been completed and the data has been analyzed. As with all other FDA-related activities, the Companies cannot provide any assurances as to the date upon which the studies will be completed, the next 510(k) Notification will be submitted, or when the FDA will complete its review of such Notification.

In 1996, the Companies retained Mr. Jeff Nesbit, a former FDA Associate Commissioner for Public Affairs, as a consultant to guide them through the FDA approval process and to assist BICO with its ongoing overall relationship with the FDA.

Although the Company's research and development team continues to meet with and work closely with the FDA, due to the complex, technical nature of the information being evaluated by the FDA, it is impossible for the Company to estimate how much longer the FDA approval process will take.

During 1994, 1995 and 1996, in addition to conducting continued research and development on the Noninvasive Glucose Sensor, BICO prepared its new manufacturing facility for the manufacture of the Noninvasive Glucose Sensor. The facility, comprised of 68,000 square feet, has been reconfigured to BICO's specifications, and the machinery and equipment necessary to manufacture have been ordered.

Pilot production of the devices is planned for early 1997, and parts will continue to be purchased based on the most recent design, including its latest improvements. Manufacturing will occur with full production release documents which signify that production is underway, and that such production meets with FDA Good Manufacturing Practices ("GMP"s). Subject to continued availability of parts and properly-operating equipment, production will then build at a steady pace throughout 1997.

FDA approval is necessary to market the Diasensor 1000(TM) in the United States. The Companies are continuing their efforts to develop software with a more "universal" algorithm, which can be used by a larger population. After introduction of the Diasensor 1000 , BICO plans to finalize the development of the Diasensor 2000(TM) which may contain more complex software, allowing glucose measurements from many individuals to be performed with one instrument. The Diasensor 2000 may be subject to the same regulatory testing and approval process as was required for the Diasensor 1000 .

Diasense is responsible for the marketing and sales of the Noninvasive Glucose Sensor. Diasense plans to market the Noninvasive Glucose Sensor directly to diabetics, through their doctors' orders, and is currently negotiating with domestic and international distribution organizations to aid in the marketing and distribution of the Noninvasive Glucose Sensor. Although many factors may cause a change in management's current estimate, the Company believes that the sales price of the Diasensor 1000 at this time will range from approximately $7950 to approximately $8500. Such price may be set at a level which would limit its sales, absent third-party reimbursement. Due to the current vicissitudes of the health-care insurance industry, the Companies are unable to make any projections as to the availability of, or procedures required in connection with, third-party reimbursement. Although the Companies estimate, based on 1995 American Diabetes Association data, that there are nearly 16,000,000 diabetics in the United States, not all diabetics will be suitable users of the Noninvasive Glucose Sensor. Those diabetics who require and benefit from frequent glucose monitoring comprise the potential market for the Noninvasive Glucose Sensor. The Companies are unable to estimate the size of that market at this time.

Bioremediation

BICO is also involved in the field of biological remedial ("bioremediation") development. Bioremediation technology utilizes naturally occurring micro-organisms or bacteria to convert various types of contamination to carbon dioxide and water. This occurs through the dual processes of chemical and microbiological reactions. The product, PRP , which stands for petroleum remediation product, is designed as an environmental microbial microcapsule which is utilized for the collection, containment and separation of oil-type products in or from water. The product's purpose is to convert the contaminant, with no residual mass (separated or absorbed) in need of disposal. When the PRP comes in contact with the petroleum substances, the contaminants are bound to the PRP , and they stay afloat. Because the product contains the necessary nutrients and micro-organisms, the bioremediation process begins immediately, which limits secondary contamination of the air or surrounding wildlife. Eventually, the product will biodegrade both the petroleum and itself.

Part of the Company's initial research and development involved field testing supervised by the National Environmental Technology Applications Corporation ("NETAC"), a group endorsed by the Environmental Protection Agency (the "EPA"), to determine whether the product is effective. As a result of such testing, NETAC reported positive results regarding the effectiveness of the product.

In connection with this project, BICO created a subsidiary, Petrol Rem, Inc. ("Petrol Rem"). Petrol Rem's officers and directors include Fred E. Cooper, Anthony J. Feola and David L. Purdy, who are also directors and/or officers of BICO and its other affiliates.

There is a patent pending on the encapsulating substance and delivery system used in the creation and use of the product. In 1993, Petrol Rem changed the product name, WAPED, to "PRP" which stands for Petroleum Remediation Product. A notice of allowance for the trademark for the names PRP(Registered) and BIO-SOK(Registered) has been received. Additional applications for trademark protection for , BIO-BOOM(TM) and Oil Buster(TM) have also been filed.

PRP is now being manufactured and marketed for use in water and on solid surfaces in the form of Petrol Rem's Oil Buster product. Additional testing is being conducted which will test PRP 's effectiveness in soil using various microbes and nutrients for specific bioremediation applications. NETAC has conducted soil testing and further analysis of PRP products.

The product system is listed on the EPA's National Contingency Plan ("NCP") product schedule, and is available in free-flowing powder or absorbent socks. In 1995, the EPA required that all products previously listed on the NCP be submitted to additional testing. Because PRP successfully passed the Tier II efficacy test conducted by NETAC, the product was requalified for listing on the NCP. Management believes that this requalification process will limit the number of products available for use in clean-up projects.

Petrol Rem is manufacturing PRP and is currently marketing the product for use in water. In addition, PRP combined with absorbants is being manufactured and marketed for use in small oil cleanups on hard surfaces such as the floors of manufacturing facilities, garages and machine shops.

In April 1993, Petrol Rem entered into a lease for a facility in the Pittsburgh, Pennsylvania area which is used to manufacture PRP . The lease has a three-year term, with monthly rental payments of $2,839 plus utilities and applicable business privilege taxes. Petrol Rem has also purchased equipment which has the capability to produce PRP in quantities of 2500 pounds per day, and Petrol Rem has built an adequate inventory.

During 1995, Petrol Rem completed a BioResponse Action Plan, which has been submitted to applicable regulatory agencies, including the EPA, the Coast Guard, and various state agencies. The Plan, which sets forth the available options and proper responses to clean-up projects, was created in response to a growing trend by the agencies to set up pre-approved plans to be used in the event of an oil-spill emergency. These pre-approved plans would direct the individuals on site as to which products to use, and should help accelerate approval and response time.

Because two of Petrol Rem's largest target marketing regions are Texas/Louisiana and Florida, Petrol Rem has begun warehousing PRP in those areas. Petrol Rem recently executed an agreement with a U.S. oil-spill clean-up responder located in the Gulf region, which now has Petrol-Rem's
products and equipment on hand for use in its clean-up projects.  PRP   has
been approved for application in Texas, Louisiana, Florida, New Jersey, Delaware, Maryland and New York. In New York, the product has successfully completed the required toxicity testing, and management believes that Petrol-Rem's next target market area will include New York, New Jersey and eastern Pennsylvania. In addition, Petrol Rem continues to work with federal agencies including the U.S. Coast Guard and the EPA to gain market acceptance.

Petrol Rem has also completed development of a new applicator for its products. The new applicator is a light- weight, portable unit which provides a more continuous flow of product. The lighter weight and smaller size will allow easier access to more sites which were harder to reach with the previous applicator.

In addition to PRP , Petrol Rem is also developing other products. In order to address water pollution issues at marinas, Petrol Rem has introduced BIO-SOK , which is PRP contained in a 10" fabric sock, is designed and used to aid in the cleaning of boat bilges. Bilges are commonly cleaned out with detergents and emulsifiers, which cause the oil pumped out of the bilge to sink to the bottom of the water, where it is harmful to marine life, and becomes difficult to collect. In addition, it is illegal to dump oil or fuel into the water. The BIO-SOK , when placed in the bilge, absorbs and biodegrades the oil or fuel on contact, which significantly reduces or eliminates the pollution; then the product biodegrades itself. As a result, BIO-SOK helps to keep marina waters clear as well as helping to eliminate the chore of bilge cleanup, with its possible fines to marinas and boaters for pumping oil and fuel into the waterways.

In July 1996, the Company's PRP and BIO-SOK products were selected by the National Aeronautics and Space Administration ("NASA") to be featured as spinoff technology under its technology transfer program, which seeks to recognize unique civilian adaptations of NASA technology. The products will be a part of NASA displays at major trade shows.


In October 1996, the Company announced that its BIO-SOK Bilge Maintenance System had won a 1996 Innovation Award at the International Marine Trades Exhibit and Convention ("IMTEC"), which is held by the National Marine Manufacturers Association (the "NMMA"). The award was conferred by a panel of experts which evaluated a field of approximately fifty seven entrants in the "Accessories and Trailers" category. The NMMA cited the BIO-SOK 's simplicity of use and commended the product as on the "frontier of technology".

BIO-SOK is guaranteed, lasts for an entire boating season, and is available from quality marine supply stores in the coastal areas of the United States, Canada, Europe and South East Asia, and is recommended by the Canadian Coast Guard.

Petrol Rem has also developed Oil Buster , which is a mixture of PRP and an absorbent material. Oil Buster is used to clean up and remediate oil spills on hard surfaces.

Petrol Rem's BIO-BOOM product is used in water clean-up projects. The product is a 3" x 10' fabric which is filled with PRP , and is used to both contain and biodegrade contaminants in water. BIO-BOOM is a superior product to most containment products because, in addition to containing the oil or fuel spill, or restricting the spread of an anticipated spill, it also biodegrades the contaminant, then biodegrades itself. These features act to virtually eliminate secondary contaminants, thereby reducing disposal and clean-up costs. Initial sales have occurred, and marketing efforts are accelerating.

The Company believes that it has expended the necessary funds to complete the development of its bioremediation products, and to build up sufficient inventory pending additional orders. The Company has spent approximately $6,687,000 on this project through September 30, 1996.

Petrol Rem is marketing PRP through trade shows, magazines, direct mail advertising, and direct contacts with companies and consultants specializing in petroleum clean-up, as well as marketing directly to municipalities and corporations with needs for the product. Initial sales of PRP began in July 1993, and increased marketing efforts during 1995 have resulted in additional sales. Although there can be no assurances that PRP will be successfully marketed, the Company believes, based on their scientific determinations, the results of recent NETAC testing, and the favorable response at the retail level, that PRP will be a viable product in the bioremediation marketplace.

Whole-Body Extracorporeal Hyperthermia

BICO is currently funding clinical trials for a project with HemoCleanse, Inc. ("HemoCleanse"), an unaffiliated company located in Lafayette, Indiana. In connection with this project, BICO formed a wholly-owned subsidiary, IDT, Inc. IDT's executive officers and directors include David L. Purdy, Fred E. Cooper, Glenn Keeling, and Anthony J. Feola, who are also officers and/or directors of BICO and its other affiliates.

IDT and HemoCleanse have entered into an exclusive License Agreement dated as of July 21, 1993. Pursuant to the terms of the License Agreement, IDT has the exclusive world-wide right to commercialize the BioLogic-HT technology, which is described below.

The project involves the delivery of whole-body extracorporeal hyperthermia ("WBH") utilizing HemoCleanse's BioLogic-HT System for treating the blood of patients with HIV and Acquired Immuno-deficiency Syndrome ("AIDS"). Along with HemoCleanse, IDT has conducted research and clinical trials which explore the use of hyperthermia to treat blood by exposure to certain temperatures in order to determine whether such exposures will aid in the treatment of HIV and other viruses. HemoCleanse has produced the equipment used in the procedures and assists IDT with its research and clinical trials; where appropriate, IDT and HemoCleanse are referred to herein as the "WBH Companies".

Whole-body hyperthermia achieved through extracorporeal blood heating involves heating the patient's blood outside the body to approximately 47 degrees centigrade and returning it back to the body, thus raising the body's core temperature to up to 42 degrees centigrade. A blood pump moves the patient's blood through the BioLogic-HT's sorbent-based dialysis system, balancing the blood chemistries and removing toxins from the blood. Historically, hyperthermia has been successfully used for the treatment of the symptoms of certain types of cancer.

Although other entities have experimented with the use of WBH, one significant problem has been the safe delivery of the procedure. IDT and HemoCleanse believe that the improvements inherent to their delivery system increase the safety of the procedure. Through the use of the BioLogic-HT and sorbent chemicals, the patient's blood chemicals are kept in balance and toxins are removed. The delivery system also combines the use of a tubular heat exchanger, various probes and catheters, heated anterior and posterior blankets, and monitors. As a result, IDT and HemoCleanse believe that they have taken a significant step towards the creation of a safe delivery system. Although there can be no assurances that the delivery system is safe for all humans, clinical trials to date have confirmed that the humans tested were able to safely tolerate one hour of whole-body hyperthermia at a temperature of 40 to 42 degrees centigrade.

IDT has conducted a series of clinical trials to date using the BioLogic-HT. Preliminary non-human trials were conducted both outside the United States and inside the United States at a university-affiliated facility. Initial human trials were conducted outside the United States in November 1993.

In March 1994, IDT, as sponsor, and HemoCleanse received conditional approval of an investigational device exemption ("IDE") application from the FDA, which indicated that the approval was based upon public health concerns and the urgency of treating patients with AIDS. The IDE permitted the WBH Companies to conduct a feasibility study for the treatment of six human patients who were randomized into two treatment groups (the control group was treated at 40 degrees centigrade, and the tested group was treated at 42 degrees centigrade) for a single treatment of each patient.

In July 1994, IDT and HemoCleanse conducted the procedures approved in connection with its IDE at St. Elizabeth Hospital Medical Center in Lafayette, Indiana. Each AIDS patient involved in the randomized study was the subject of a one-hour WBH treatment; three were treated at 40 degrees centigrade (the control group) and three were treated at 42 degrees centigrade (the treated group). Although some of the patients were severely immune suppressed and ranged in age from 27 years to 50 years, all of the patients tolerated the procedure, which supports the WBH Companies' contention that whole body extracorporeal hyperthermia can be safely administered using the BioLogic- HT system.

In August 1994, the WBH Companies received preliminary results from its July trials, which indicated that the BioLogic-HT System used in the trials was successful in delivering safe hyperthermia treatments. Once the data was fully analyzed by HemoCleanse's scientists, additional conclusions were reached. Not only did the data indicate that the treatment could be delivered safely, but also that preliminary data shows an initial effect on HIV status as well as Kaposi's Sarcoma.

The results of the July 1994 trials encouraged the WBH Companies to request that the FDA continue and expand the IDE study. In December 1994, the WBH Companies received FDA approval to conduct expanded clinical trials on thirty
patients.   The first group of ten patients was treated at 42 degrees
centigrade for one hour, with an identical treatment four days later. The second group of ten patients was treated at 40 degrees centigrade for one hour, with an identical treatment four days later. The third group of ten patients, the control group, received no WBH treatment.

In February 1995, the WBH Companies began the expanded clinical trials on the first fifteen patients at St. Elizabeth Hospital Medical Center in Lafayette, Indiana. The second group of fifteen patients were the subjects of an identical set of trials conducted in May 1995. The results of the trials caused the scientists to conclude that two successive high temperature WBH treatments are generally safe in subjects with advanced HIV disease, and result in positive changes in surrogate markers and clinical status; however in order to establish statistical significance, additional trials must be conducted.

During June and July of 1996, with FDA approval, the WBH Companies treated a non-randomized group of HIV patients who participated in the 1995 Phase II Study as either control patients or those who received WBH treatments with the BioLogic-HT System . The follow-up on this six-month study will conclude in January 1997.

In October 1994, IDT received notification that the patent application for its specialized method for whole-body extracorporeal hyperthermia (which has been assigned to IDT) had been issued. In July 1995, a Continuation in Part Patent, which included the BioLogic-HT System, filed by IDT for the Specialized Perfusion Protocol for WBH was allowed, and the patent was granted on December 19, 1995.

During 1995, the Company added two members to its Medical and Scientific Advisory Board: Dr. Moon H. Lee, Ph.D., a researcher at Harbor-UCLA Medical Center who specializes in HIV-related research; and Dr. Peter M. Schick, an oncologic surgeon and founder of Westside Research Foundation, a California-based foundation created to find treatments for HIV. Drs. Lee and Schick join Drs. Steinhart, Yatvin and Ash, the original members of the Advisory Board. Corklin R. Steinhart, M.D., Ph.D., is the medical director of special immunology services at Mercy Hospital in Miami, Florida; Milton B. Yatvin, Ph.D., is a professor in the Radiation & Thermal Biology Division, Department of Radiation Oncology at Oregon Health Sciences University in Portland, Oregon, and Stephen R. Ash, M.D., F.A.C.P., is the Chairman of the Board and Director of Research and Development of HemoCleanse.

IDT is continuing to pursue its marketing efforts for the BioLogic-HT System 's use in Europe in the treatment of both HIV and cancer.

The Company has expensed approximately $6,662,000 on this project through September 30, 1996, which includes the Company's acquisition of approximately 8.2% of the common stock of HemoCleanse, as well as convertible loans aggregating $1,050,000 in connection with its research and development. There can be no assurances that requisite governmental or regulatory approval will continue to be obtained, that the program will be successful or that treatment will be effective.


Functional Electrical Stimulators

In 1990, BICO began manufacturing functional electrical stimulators, also referred to as implantable receiver stimulators ("IRS Devices") for Case Western Reserve University in Cleveland, Ohio ("Case Western") pursuant to a $378,000 contract with the Department of Veterans Affairs. The stimulators, which are implanted under the skin, are used to assist individuals disabled as a result of spinal cord injury, stroke, head injury, multiple sclerosis and other neurological disorders by using low levels of electrical stimulation to activate nerves and muscles to function in a specific manner. The IRS Device manufactured by BICO is an implantable device similar to a pacemaker, which is surgically implanted in the chest or abdomen, and acts to replace a damaged or severed nerve and stimulates muscles of the arm or leg to restore hand grasping, arm movement, walking or standing. The implanted device works in concert with a control stick and transmitting coil which are worn on the torso, and an electronic unit which is carried on the wheelchair.

Other contracts which aggregated an additional $904,000 were received beginning in 1992 and continuing through 1994 from Case Western, the Department of Veterans Affairs, and implanting hospitals for devices which were being used in the university's FDA-approved clinical studies.

In late 1994, NeuroControl Corporation in Cleveland, Ohio ("NeuroControl") acquired the rights to Case Western's IRS Devices. In February 1995, NeuroControl awarded BICO a $2.2 million contract to build IRS Devices which would be used during the completion of clinical studies and into the commercialization phase of the device. The new contract originally called for the first installment of devices to be delivered over approximately a two-year period beginning in October 1995, with the remaining devices to be delivered in accordance with a schedule to be negotiated. Because of component supply problems, delivery on the initial installment of devices was delayed until March 1996. The contract also calls for good-faith negotiations to conclude a long-term (ten-year) supply agreement for IRS Device implants by March 1, 1997. NeuroControl submitted a Pre-Market Approval ("PMA") application in October 1995 to the FDA to market the IRS Devices. The application was complete except for the manufacturing section which is being submitted in December 1996. In addition to the contract for the devices, NeuroControl has placed several purchase orders with BICO for ancillary items and services.

When Case Western transitioned its rights to the IRS Devices, scientists and engineers there began a new stimulator development program for a device referred to as an Implantable Stimulator Telemeter ("IST"). The device stimulates in a manner similar to the IRS Device, but has built into it a wide range of other capabilities. BICO has been awarded several small contracts for development of components for this device and is currently fabricating IST devices for clinical trials being conducted by Case Western.

OTHER PROJECTS

Implantable Technology

In April 1996, BICO was granted FDA approval to market its theraPORT(TM) Vascular Access System ("VAS"). The approval was in connection with the Company's 510(k) Notification filed in January 1996. The device, which is implanted beneath the skin with a catheter inserted in a vein between it and the heart, provides a delivery system for patients who require continual injections. Because such repeated injections can cause veins to shut down and collapse, the theraPORT offers an improved delivery system by eliminating that vascular trauma. If necessary to accommodate multiple drug therapy with incompatible drugs, dual ports can be implanted. Such devices are frequently used in cancer drug therapy. BICO anticipates that the device will bear a cost of approximately $375 per unit, and marketing is planned for the first quarter of 1997.

Through its subsidiary, Coraflex Inc. ("Coraflex"), BICO is engaged in the development of a polyurethane heart valve which management believes may not have the disadvantages of the mechanical and bioprosthetic valves currently being marketed. The Coraflex valve, which resembles the human heart's aortic valve, is made by means of a proprietary manufacturing process. The polyurethane used in the construction of the heart valve is believed by BICO to exhibit strength and fatigue resistance which compare favorably with that of other materials used for prosthetic valves. In vitro testing, some of which has been performed through the Children's Hospital of Pittsburgh, of the Coraflex valve to date has demonstrated superior fatigue resistance and flow characteristics relative to the currently available bioprosthetic and mechanical devices, respectively. Additional development and testing must be conducted by BICO, including animal testing, prior to its making an application to the FDA for approval to begin clinical testing in humans. BICO will need additional financing to compete animal and clinical testing of the valve and to begin production. No assurances can be made that BICO will receive the necessary funding to complete testing, will receive FDA-marketing approval, will be able to produce and sell the valve, or that the valve will be commercially viable.

BICO also has developed technology for other implantable devices, such as hemodialysis ports, implantable insulin dispensers and rate-adaptive pacemakers. BICO received patents on its hemodialysis port and rate-adaptive pacemaker in 1990. Because BICO's management decided to focus most of the Company's resources on the research and development of the Noninvasive Glucose Sensor, little progress was made on these projects. Consequently, some of these devices are in a very preliminary stage of development, and it is unclear at this time whether their development will be pursued or completed.



Barnacle Ban

In November 1993, BICO acquired the rights to a specialized paint, as well as the rights to the name Barnacle Ban pursuant to a patent and trademark license agreement with its inventor. During 1994, the Company applied for trademark protection for the product name PepperPaint , and in 1995, the Company also applied for trademark protection for the name HotBottom Paint, a barrier coat primer and antifouling paint which received approval for registration from the EPA in July 1995. Barnacle Ban's paint is designed to repel zebra mussels and other related marine life from the surfaces of ships, pipelines and other objects which function under water.

Because the accumulation of marine life on surfaces such as pipes and ships have caused significant problems for entities such as water authorities, utility companies, and naval operations, the Company believes that there is a potential market for this product. The Company is continuing the testing and enhancement of the product; manufacturing of the product began in 1994.

Marketing efforts on the Company's paint products have continued, and the Company is marketing the products from its Pittsburgh, PA and Gaithersburg, MD offices. In July 1996, the Company announced that it had entered into a five-year exclusive distribution agreement with Pleasure Cove Marina for Maryland, Virginia, Delaware and the District of Columbia; the agreement contains an agreed-upon minimum purchase requirement.

The trademark and license agreement covers the patents, both granted and pending, to the paint and its application. The agreement sets forth terms which include the minimum payment, in the form of royalties and fees, of $32,500 for the first year, $30,000 for the second year, $42,000 for the third year, $54,000 for the fourth year and $66,000 for the fifth and each successive year. These payments will be minimum royalty payments on six percent (6%) of BICO's net sales of the product, plus thirty percent (30%) of all payments received by BICO from any sublicensees. The Company has spent approximately $1,470,000 on this project through September 30, 1996.

In connection with the development of this product, the Company has formed a wholly-owned subsidiary, Barnacle Ban Corporation ("Barnacle Ban"). Barnacle Ban's officers and directors include Fred E. Cooper and Anthony J. Feola, who are officers and directors of BICO and its other affiliates. Barnacle Ban has leased space in Robinson Township, Pennsylvania for its operations.

The information set forth herein regarding BICO's projects is of a summary nature, and the status of each project is subject to constant change. There can be no assurances as to the completion or success of any project.


INDUSTRY SEGMENTS

The Company operates in a single industry segment consisting of the design, manufacture and sale of biomedical/biological products and devices.

RESEARCH AND DEVELOPMENT

The Company continues to be actively engaged in the research and development of new products. Its major emphasis has been the development of a Noninvasive Glucose Sensor. In order to raise funds for the research and development of new products, the Company and Diasense have conducted sales of stock. (See, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS").

PRODUCT IMPROVEMENT

The Company continues to develop its products, including its Noninvasive Glucose Sensor, PRP , and HotBottom Paint.

The Company has phased out its pacemaker product line and does not intend to expend any additional funds for improvements to any products formerly marketed.

MARKETING AND DISTRIBUTION

Petrol Rem began marketing of its bioremediation product, PRP , in mid-1993, and is now sold in quality marine supply stores in the coastal areas of the United States, Canada, Europe and South East Asia. In addition, the Barnacle Ban HotBottom Paint product is currently being manufactured and marketed. These projections are based on management's belief, as to which there can be no assurances, that the development and manufacture of those products will continue to proceed successfully and on schedule.

PATENTS, TRADEMARKS AND LICENSES

The Company owns patents on certain of its products and files applications to obtain patents on new inventions when practical. Additionally, the Company endeavors to obtain licenses from others as it deems necessary to conduct its business.

The Company also relies upon trade secret protection for its confidential and proprietary information. Although BICO, Diasense and their affiliates take all reasonable steps to protect such information, including the use of Confidentiality Agreements and similar provisions, there can be no assurance that others will not independently develop substantially equivalent proprietary information or techniques, otherwise gain access to the Company's trade secrets, disclose such technology, or that the Company can meaningfully protect its trade secrets.

Noninvasive Glucose Sensor

Diasense owns a patent entitled "Non-Invasive Determination of Glucose Concentration in Body of Patients" (the "Patent") which covers certain aspects of a process for measuring blood glucose levels noninvasively. Such Patent was awarded to BICO's research team in December 1991 and was sold to Diasense pursuant to a Purchase Agreement dated November 18, 1991 (See, "Intercompany Agreements"). The Patent will expire, if all maintenance fees are paid, no earlier than the year 2008. If marketing of a product made under the Patent is delayed by clinical testing or regulatory review, an extension of the term of the Patent may be obtained. Diasense's Patent relates only to noninvasive sensing of glucose but not to other blood constituents. Diasense has filed corresponding patent applications in a number of foreign countries.

A second patent application was filed by BICO in December 1992, which was assigned to Diasense. This second patent contained new claims which extend the coverage based upon additional discoveries and data obtained since the original patent was filed. The patent application was amended in October 1993, and was granted in January 1995. In May 1993, four additional patent applications were filed by BICO's research teams related to the methods, measurement and noninvasive determination of analyte concentrations in blood.

As of October 1996, a total of five patents have been issued, all of which have been assigned to Diasense. Corresponding patent applications have been filed in foreign countries where the Company anticipates marketing the Noninvasive Glucose Sensor.

BICO's research team continues to file patent applications, provisional patent applications, some of which are being converted into "PCTs" (Patent Cooperative Treaty) which reflect the continued research and development and additional refinements to the Noninvasive Glucose Sensor.

Diasense or BICO may file applications in the United States and other countries, as appropriate, for additional patents directed to other features of the Noninvasive Glucose Sensor and related processes.

Those competitors known by Diasense to be currently developing non-invasive glucose sensors own patents directed to various devices and processes related to the non-invasive monitoring of concentrations of glucose and other blood constituents. It is possible that such patents may require Diasense to alter any model of the Noninvasive Glucose Sensor or the underlying processes relating to the Noninvasive Glucose Sensor, to obtain licenses, or to cease certain activities.

The Company also relies upon trade secret protection for its confidential and proprietary information. Although Diasense and BICO take all reasonable steps to protect such information, including the use of Confidentiality Agreements and similar provisions, there can be no assurance that others will not independently develop substantially equivalent proprietary information or techniques, otherwise gain access to the Company's trade secrets, disclose such technology, or that the Company can meaningfully protect its trade secrets.

The Company has filed for trademark protection for the term "Diasensor 1000 ", which is intended for use in connection with the Diasensor models; such filing will remain pending until the first production unit is shipped. The Company intends to apply, at the appropriate time, for registrations of other trademarks as to any future products of the Company.

Whole-Body Hyperthermia

In September 1992, a research team funded by the Company applied for a protocol and domestic patent in connection with the use of hyperthermia and the treatment of blood in HIV-positive patients; the patent has been assigned to IDT. The protocol was approved in October 1992. In October 1994, IDT received notification that the patent application for its specialized method for whole-body extracorporeal hyperthermia had been issued. A Continuation in Part, which included the BioLogic-HT System was filed by IDT, and the patent was issued in December 1995. The patent, which is also the subject of foreign filings, is entitled "Specialized Perfusion Protocol for Whole-Body Hyperthermia", contains seventeen claims for the hyperthermia procedure, including the method of heating all of the blood in the extracorporeal blood circuit to raise the patient's core temperature to approximately 42 degrees centigrade (See, "BUSINESS - Whole-Body Extracorporeal Hyperthermia").

Implantable Technology

During 1995, the Company renewed its U.S. trademark registration for the name Coraflex , which was originally granted in 1988. The Company has also filed for trademark authorization for the name theraPORT (See, "BUSINESS - Implantable Technology).

Bioremediation

In 1992 and 1993, Petrol Rem applied for patents in connection with its bioremediation product, all of which are still pending. The Company has received trademark authorization for the use of the product names PRP , BIO-SOK , BIO-BOOM , and Oil Buster (See, "BUSINESS - Bioremediation").

Marine Anti-Fouling Paint

In 1993, the Company acquired the rights to certain patents, both issued and pending, in connection with its Barnacle Ban project. A patent was issued on July 13, 1993 for a marine organism repellant and its application. A Continuation-In-Part Patent application is pending. The Company also filed patent applications in various foreign countries in November 1993, all of which
are pending.   The Company has filed for trademark authorization for the
product names Barnacle Ban and HotBottom for the anti-fouling paint. In July 1995, the EPA approved the registration of HotBottom Paint (See, "BUSINESS - Barnacle Ban").


WARRANTIES AND PRODUCT LIABILITY

Warranties on the Company's lithium-powered pacemakers range from six to nine years from implantation, and the isotopic-powered pacemakers carry warranties ranging from twenty years to the patient's lifetime. Under the Company's warranty policy, any purchaser whose pacemaker malfunctions due to a defect or whose pacemaker proves to be defective within the applicable warranty period will receive a replacement pacemaker, provided that another of the Company's pacemakers is implanted and the defective pacemaker is returned to the Company. The Company had no warranty claims in 1993, 1994 or 1995 and believes that since the Company's pacemakers are no longer considered to be "state-of-the-art" technology, its pacemakers would not be replaced by one of its devices. The Company's implant experience in its laboratory tests indicates that the useful life of its pacemakers should be in excess of their applicable warranty periods, and the Company believes it has little exposure to future warranty claims.

The Company's present product liability insurance coverage is $1,000,000 in the aggregate, which management considers to be a sufficient amount due to the Company's discontinuance of sales and potential exposure to liability.


SOURCE OF SUPPLY

Once the Company begins to manufacture the Noninvasive Glucose Sensor, the Company will be dependent upon suppliers for some of the components required for the devices fabrication. The Company plans to assemble the devices, but will need to purchase components, including some components which will be custom made for the Company from certain suppliers. These components will not be generally available, and the Company may become dependent upon those suppliers which do provide such specialized products.

If the Company successfully develops other new products, and receives the regulatory approvals to manufacture such products, it may become dependent on certain suppliers for custom parts.


COMPETITION

With the rapid progress of technology, and in spite of continuing research and development programs, the Company's products or developmental products are always subject to the risk of obsolescence through the introduction of new products or techniques by others. Management is aware that other research groups are developing noninvasive glucose sensors, but has limited knowledge as to the technology used or stage of development of these devices. There is a risk that those other groups will complete the development of their devices before the Company does. There is no other company currently producing or marketing noninvasive sensors for the measure of blood glucose similar to those being developed by the Company. However, some of the Company's other products and proposed products compete with those of a number of other domestic and foreign manufacturers. Competitive success in the medical device field is dependent upon product characteristics including performance, reliability and design innovations.


Noninvasive Glucose Sensor

The Noninvasive Glucose Sensor will compete with existing invasive glucose sensors. Although the Company believes that the features of the Noninvasive Glucose Sensor, particularly its convenience and the fact that no blood samples are required, will compete favorably with existing invasive glucose sensors, there can be no assurance that the Noninvasive Glucose Sensor will compete successfully. Most currently available invasive glucose sensors yield accuracy levels of plus or minus 25% to 30%, range in price from $80 to $200, not including monthly costs for disposable supplies and accessories, and are produced and marketed by eight to ten sizable companies. Those companies include Miles Laboratories, Inc., Boehringer Mannheim Diagnostics, and Lifescan (an affiliate of Johnson & Johnson).

Such companies have established marketing and sales forces, and represent established entities in the industry. Certain of the Company's competitors (including their corporate or joint venture partners or affiliates) currently marketing invasive glucose sensors have substantially greater financial, technical, marketing and other resources and expertise than Diasense, and may have other competitive advantages over Diasense (based on any one or more competitive factors such as accuracy, convenience, features, price or brand loyalty). Additionally, competitors marketing existing invasive glucose sensors may from time to time improve or refine their products (or otherwise make them more price competitive) so as to enhance their marketing competitiveness relative to the Company's Noninvasive Glucose Sensor. Accordingly, there can be no assurance that the product, or Diasense as marketer for the Noninvasive Glucose Sensor, will be able to compete favorably with such competition.

In addition to the invasive glucose sensors discussed above, there exist invasive sensors, such as the Yellow Springs Sensor (the "Clinical Sensors") which the Company believes achieve accuracy levels within 30 minutes which are within plus or minus 3% of actual glucose levels. The Company will also compete with this technology, which is relatively non-portable and bears a price of approximately $8,000. The Clinical Sensors are presently used almost exclusively by hospitals and other institutions, and, like all invasive sensors, still require repeated blood samples. It is anticipated that the Company will also face competition from the Clinical Sensors, at least in some markets. For example, certain institutions that might otherwise purchase Diasense's products may decide to continue to use the Clinical Sensors, whether due to the superior accuracy levels of that sensor or institutional or historical bias, despite what Diasense believes will be the superior convenience and cost factors of the Noninvasive Glucose Sensor.

At this time, the Company estimates that the anticipated selling price of the Diasensor 1000 will range from $7950 to $8500, depending upon the country in which it is sold and other factors; such estimate is subject to change as the FDA process continues. Such price will be a factor in the Company's ability to compete with other available technology.

The Company faces more direct competition from other companies who are currently researching and developing noninvasive glucose sensors. The Company has very limited knowledge as to the stage of development of these sensors; however, should another company successfully develop a noninvasive glucose sensor, achieve FDA approval, and reach the market prior to the Company, it would have an adverse effect upon the Company's ability to market its sensor.

The companies which are currently engaged in the research and/or development of noninvasive glucose sensors include the following: Sandia National Laboratories ("Sandia"), which is working with the University of New Mexico, Futrex, Inc. ("Futrex"), Boston Advanced Technologies, Inc. ("B.A.T."), and Cygnus, Inc. ("Cygnus"). Although the Company is not aware, there may be other companies engaged in similar research and development. The named companies, and others, may be further along in their development than the Company is aware, and may have access to capital and other resources which would give them a competitive advantage over the Company. The following is a summary of the Company's current knowledge regarding the companies listed.

Sandia, which is funded by the U.S. Department of Energy and administered by AT&T, has publicly reported that it has developed a noninvasive glucose sensor based on infrared spectroscopy and using near-infrared light. In May 1993, Sandia disclosed that it entered into agreements with Rio Grande Medical Technologies, Inc. ("Rio Grande"), transferring certain rights and patents relating to a noninvasive glucose sensor, and that Rio Grande was seeking financing to develop the technology. In November 1994, a representative of Sandia publicly stated that their research and development still required no less than two years to perfect the device. The Company is not aware of Sandia's commencement of clinical trials through IRBs which would satisfy FDA approval requirements. Futrex, which has been granted four patents relating to the noninvasive detection of glucose, conducted unsuccessful clinical trials in 1991. Futrex conducted additional clinical trials, and has disclosed in August 1995 IPO filings with the SEC that it plans to file a 510(k) Notification with the FDA for its device in the fourth quarter of 1995; however, media reports indicate that Futrex and its founder are now the subject of a federal court suit initiated by the SEC, which could have a significant negative impact on Futrex's future. B.A.T. was, in the past, conducting research and development of a noninvasive sensor for the analysis of blood constituents, including glucose, pursuant to a contract with NASA, but the Company has no knowledge of whether B.A.T. is presently pursuing the research. B.A.T. owns one patent, but has not disclosed whether any prototype has been developed or tested. Cygnus has disclosed that it is developing a "GlucoWatch", which it claims periodically directs an electrical current into the diabetic in order to monitor glucose levels. Cygnus, which is now being funded by Abbott Laboratories, a major pharmaceutical company, has not yet submitted its device for FDA scrutiny and, to the best of the Companies' knowledge, must complete additional clinical trials prior to applying for FDA approval to market the device.

Certain organizations are also actively engaged in researching and developing technologies that may regulate the use or production of insulin or otherwise affect or cure the underlying causes of diabetes. Diasense is not aware of any new or anticipated technology that would effectively render the Noninvasive Glucose Sensor obsolete or otherwise not marketable as currently contemplated. However, there can be no assurance that future technological developments or products will not make the Noninvasive Glucose Sensor significantly less competitive or, in the case of the discovery of a cure for diabetes, even effectively obsolete.


GOVERNMENT REGULATIONS

Since most of the Company's products are "medical devices" as defined by the Federal Food, Drug and Cosmetic Act, as amended (the "Act"), they are subject to the regulatory authority of the FDA. The FDA regulates the testing, marketing and registration of new medical devices, in addition to regulating manufacturing practices, labeling and record keeping procedures. The FDA can subject the Company to inspections of its facilities and operations and may also audit its record keeping procedures at any time. The FDA's Good Manufacturing Practices for Medical Devices specifies various requirements for BICO's manufacturing processes and maintenance of certain records.

In March 1993, the FDA announced that it intends to take steps to enhance its review and approval procedures and guidelines relating to the testing of medical devices, including imposing a higher standard of proof on medical devices that might pose potential health risks. BICO is unable to determine at this time whether such action may have a material adverse effect on the approval by the FDA of the Noninvasive Glucose Sensor, the WBH delivery system, any other product, or on BICO's business generally. The extent of federal, state, local or foreign governmental regulations that might result from any future legislation or administrative action, and the impact of any such action on BICO's products or business, cannot be accurately determined.

Future sales of BICO's products may also be affected by the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"), which are intended to assure the quality and reliability of all medical testing in the United States, regardless of where the testing is performed. Regulations to implement CLIA became effective in 1992, and, accordingly, the current or future impact of such regulations on Diasense's products cannot fully be determined at this time. These regulations affect previously unregulated testing markets, including physician office laboratories and small volume test sites. These market segments may be discouraged from initiating, continuing or expanding patient testing as a result of CLIA. There can be no assurance that the regulations will not have an effect on the potential uses for the Noninvasive Glucose Sensor, the WBH delivery system, or any other product, with a resulting impact on its potential markets.


Noninvasive Glucose Sensor

Because the Noninvasive Glucose Sensor is subject to regulation by the FDA, the Company will be required to meet applicable FDA requirements prior to marketing the device in the United States. These requirements include clinical testing, which must be supervised by the IRBs of chosen hospitals. Clinical testing began on the Noninvasive Glucose Sensor in May 1993 (See, "Current Status of the Noninvasive Glucose Sensor"). The clinical trials have been conducted based on a determination by the Company and the IRBs that the device is a "non-significant risk" device, thus obviating the need for an Investigational Device Exemption ("IDE") filing with the FDA. Should any of the IRBs determine, and are successful in convincing the FDA, that the device is a "significant risk" device, the Company would be required to submit an IDE filing to the FDA. Such filing would result in material delays and expenses for the Company, and a resulting significant delay in the completion, marketing and sale of the Noninvasive Glucose Sensor. To date, neither the IRBs nor the FDA have informed the Company that they are of the opinion that the device is a "significant risk" device.

Diasense may conclude clinical testing on any device at any point at which it believes additional data is not necessary for inclusion in the 510(k) Notification. Such notification will include a detailed description of the prototype and data produced during clinical trials. The 510(k) Notification review by the FDA involves a substantial period of time, and requests for additional information and clinical data will require additional time. Although the Company does not anticipate extraordinary problems, there can be no assurance that the 510(k) Notification will ultimately be approved, or when it will be approved.

The 510(k) Notification filed by the Company for the Diasensor 1000 indicated that the device is "substantially equivalent" to similar existing devices, namely invasive glucose sensors. In connection with its review of the Company's 510(k) Notification, the FDA will determine whether the device is "substantially equivalent" to a similar existing device based upon the following factors: (i) whether the device has the same "intended use" as an the existing device; and (ii) whether the device has the same technological characteristics as the existing device, unless the different technological characteristics do not adversely affect its safety and effectiveness. Although the Company and the IRBs believe that the Noninvasive Glucose Sensor satisfies those requirements, thus qualifying for a 510(k) Notification, there can be no assurance that the FDA will agree. Although its correspondence with the Company appears to indicate that the FDA believes that the 510(k) Notification is the appropriate filing for the Diasensor 1000 , should the FDA determine that the device is not "substantially equivalent" to an existing device, or refuse to approve the 510(k) Notification for any reason, the Company would be required to submit to the FDA's full pre- market approval process, which would require additional testing, and result in significant delays and increased expenses. The FDA's pre-market approval process is more extensive, time-consuming and will result in increased research and development expenses, while delaying the time period in which BICO and Diasense could begin manufacturing and marketing the product.

The time elapsed between the completion of clinical testing at IRBs and the grant of marketing approval by the FDA is uncertain, and no assurance can be given that approval to market the Noninvasive Glucose Sensor will ultimately be obtained. In addition, delays or rejections may be encountered based upon changes in the FDA's regulatory policies during the period of research and development and the FDA's review.

The Company may also be required to comply with the same regulatory requirements prior to introducing the Diasensor 2000 , or other models of the Noninvasive Glucose Sensor, to the market. Any changes in FDA procedures or requirements will require corresponding changes in the Company's obligations in order to maintain compliance with FDA standards. Such changes may result in additional delays or increased expenses.

In March 1993, the FDA announced that it intends to take steps to enhance its review and approval procedures and guidelines relating to the testing of medical devices, including imposing a higher standard of proof on medical devices that might pose potential health risks. Diasense is unable to determine at this time whether such action may have a material adverse effect on the approval of the Noninvasive Glucose Sensor by the FDA or on Diasense's business generally. The extent of federal, state, local or foreign governmental regulations that might result from any future legislation or administrative action, and the impact of any such action on Diasense's products or business, cannot be accurately determined.

Diasense's products may also be subject to foreign regulatory approval prior to any sales.

The FDA's Good Manufacturing Practices for Medical Devices specifies various requirements for BICO's manufacturing processes and maintenance of certain records.

Future sales of Diasense's products may also be affected by the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"), which are intended to assure the quality and reliability of all medical testing in the United States, regardless of where the testing is performed. Regulations to implement CLIA became effective in 1992, and, accordingly, the current or future impact of such regulations on Diasense's products cannot fully be determined at this
time.    These regulations affect previously unregulated testing markets, including physician office laboratories and small volume test sites. These market segments may be discouraged from initiating, continuing or expanding patient testing as a result of CLIA. There can be no assurance that the regulations will not have an effect on the potential uses for the Noninvasive Glucose Sensor, with a resulting impact on its potential markets.


Whole-Body Extracorporeal Hyperthermia

HemoCleanse has received FDA approval of its Form 510(k) Notification in connection with the use of the BioLogic- DT model, which is used in drug detoxification procedures. However, the 510(k) Notification process, which is intended to be a shorter, less complex FDA procedure as compared to a full Pre-Market Approval process, may not be available for the BioLogic-HT model, which is used in the hyperthermia project. The WBH Companies are continuing to hold discussions with the FDA regarding the number of patients which must be treated with the BioLogic-HT model before the FDA will accept an application to market the delivery system in the U.S., and the WBH Companies have retained a biostatistician to assist them in making that determination. The Company believes, based on the federal government's statements regarding the priority treatment to be afforded to drugs and procedures in connection with the treatment of HIV and AIDS, that its FDA application, in whatever form, may receive expedited review. If either a Pre-Market Approval application or a 510(k) Notification is approved by the FDA, it would allow IDT, via the License Agreement, to market the BioLogic-HT device.

Although the federal government has publicly stated that experimental drugs and procedures in connection with the treatment of HIV will receive priority treatment, there can be no assurances that any future 510(k) Notifications, Pre- Market Approval applications, or IDEs will obtain FDA approval. Without FDA approval, the delivery system cannot be used or marketed in the United States.


Bioremediation

The Company's bioremediation project will be supervised by NETAC, a private group endorsed and supervised by the EPA and the Pennsylvania Department of Environmental Resources. In addition, each state in which the bioremediation products are used will apply its own environmental regulations to the use and sale of the products.



Pacemakers

The Company is subject to NRC regulations in connection with all of its isotopically-powered pacemakers and the storage of nuclear materials at its Indiana facility. The Company maintains a renewable license to continue storing and handling such pacemakers in order to satisfy warranty claims.

The FDA's Good Manufacturing Practices for Medical Devices specifies various requirements for the Company's manufacturing processes and maintenance of certain records. The Company maintains quality assurance records for every pacemaker manufactured as well as for all of its implanted pacemakers. The Company also requires the return of all explanted units for analysis by its quality control personnel. In some cases, such as the death of the bearer, a pacemaker may not be explanted or returned to the Company.

HUMAN RESOURCES

As of September 30, 1996, the Company had 158 full-time employees who were located primarily in either the Indiana or Pittsburgh locations. The Company offers employee benefits which include group life, health, and disability insurance, and the option to participate in a 401(k) plan. The Company believes that its relations with its employees are good.

The Company has employment contracts with some of its non-officer employees, most of whom are scientists and engineers employed in the Company's research and development operations. Such contracts are typically for terms of five years and contain confidentiality provisions. The Company also employs consultants as needed; some of the consultants are employed pursuant to consulting contracts which contain confidentiality provisions.

As of December 31, 1995, in addition to BICO's full-time employees, its subsidiaries IDT had three full-time employees; Barnacle Ban had eight full-time employees; Diasense had three full-time employees; and Petrol Rem
had fifteen full-time employees.   No employees of any of the companies are
currently represented by a collective bargaining unit.


                 MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER
                     MATTERS

The Company's common stock is traded on the NASDAQ Small-Cap Market under the symbol "BICO" and is also reported under the symbol "BIOCNTRL TEC". On January 3, 1997 the high and low sales prices for the common stock of the Company as reported by NASDAQ were *$______ and *$_____. Pursuant to current disclosure guidelines, the following table sets forth the high and low sales prices for the common stock of the Company during the calendar periods indicated, through September 30, 1996, as reported by NASDAQ:

     Calendar Year and Quarter         High            Low

     1993 First Quarter                3.750           2.125
          Second Quarter               3.188           1.938
          Third Quarter                2.938           1.750
          Fourth Quarter               2.813           1.938

     1994 First Quarter                4.500           2.563
          Second Quarter               3.125           2.375
          Third Quarter                2.969           2.125
          Fourth Quarter               3.063           1.438

     1995 First Quarter                2.719           1.500
          Second Quarter               4.689           2.375
          Third Quarter                4.125           3.000
          Fourth Quarter               6.438           2.688

     1996 First Quarter                3.9375          1.500
          Second Quarter               3.0625          1.406
          Third Quarter                2.969           1.625


As of December 31, 1996 the Company had approximately _______ holders of record, including those who hold in street name, for its common stock and __ holders of record for its preferred stock.

DIVIDENDS

The Company has not paid cash dividends on its common stock or preferred stock (with the exception of a cash dividend on its preferred stock in 1983) since its inception and cash dividends are not presently contemplated at any time in the foreseeable future. The Company anticipates that any excess funds generated from operations in the foreseeable future will be used for working capital and for investment in research and new product development. In accordance with the Company's Articles of Incorporation, cash dividends are also restricted under certain circumstances.

TRANSFER AGENT

The Company's Registrar and Transfer Agent for its common stock is Chase Mellon Shareholder Services, New York, New York.

EMPLOYMENT AGREEMENT PROVISIONS RELATED TO CHANGES IN CONTROL

BICO has entered into agreements (the "Agreements") with Fred E. Cooper, David
L. Purdy, Anthony J. Feola, Glenn Keeling, and two non-executive officer employees. The Agreements provide that in the event of a "change of control" of BICO, BICO is required to issue to Mr. Cooper and Mr. Purdy shares of common stock equal to five percent (5%), to issue to Mr. Feola four percent (4%), to issue Mr. Keeling three percent (3%), and to issue the two non-executive officer employees two percent (2%) each of the outstanding shares of common stock of the Company immediately after the change in control. In general, a "change of control" is deemed to occur for purposes of the Agreement: (i) when 20% or more of BICO's outstanding voting stock is acquired by any person, (ii) when one-third (1/3) or more of BICO's directors are not Continuing Directors (as defined in the Agreements), or (iii) when a controlling influence over the management or policies of BICO is exercised by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").


                         SELECTED FINANCIAL DATA

The Selected Financial Data provided below is a summary of information set forth in the Company's unaudited statements for the nine-month period ended September 30, 1995 and the Company's audited financial statements for the years ended December 31, 1991 through 1996, and the nine months ended September 30, 1996. There have been no material events or transactions which arose subsequent to the date of the latest balance sheet included in this Report to Shareholders that would materially effect the Company's financial condition and results of operations.


                                Nine Months Ended   Nine Months Ended
                                September 30, 1996  September 30, 1995
                                                       (Unaudited)

          Total Assets              $13,326,389        $12,570,102

          Long-Term Obligations     $ 2,712,060        $   166,461

          Working Capital           $ 3,402,904        $ 8,482,606

          Preferred Stock           $   200,000        $    54,900

          Net Sales                 $   460,333        $   445,043

          TOTAL REVENUES            $   594,636        $   708,425

          Warrant Extensions        $ 7,001,701        $11,878,220

          Net Loss                 ($16,093,431)      ($22,760,153)

          Net Loss per Common Share     ($  .39)           ($  .67)

          Cash Dividends per share:
            Preferred               $         0             $    0
            Common                  $         0             $    0


                                                    YEARS ENDED DECEMBER 31st

                                         1995         1994         1993         1992           1991
Total Asset                          $ 9,074,669  $ 6,375,778  $ 2,995,334  $ 2,920,277    $ 4,088,084

Long-Term Obligations                $   175,330  $   163,201  $   104,917  $         0    $    52,678

Working Capital                      $ 3,188,246  $ 2,612,884  $ 1,112,541  $ 1,144,891    $ 2,290,951

Preferred Stock                      $    37,900  $    54,900  $    54,900  $    54,900    $    82,500

Net Sales                            $   461,257  $   184,507  $    54,000  $   199,620    $    11,200

Gain on Sale of Diasense Stock       $         0  $         0  $         0  $         0    $   225,000

TOTAL REVENUES                       $   755,991  $   481,453  $   134,329  $   313,348    $   261,468

Warrant Extensions                   $12,523,220  $         0  $         0  $         0    $         0

Benefit (Provision) for Income Taxes $         0  $         0  $         0  $   157,855   ($   281,855)

Net Loss                            ($29,420,345)($11,672,123)($ 7,855,998)($ 3,068,048)  ($ 1,051,426)

Net Loss per Common Shar                 ($  .84)     ($  .43)     ($  .45)     ($  .23)       ($  .08)

Cash Dividends per share:
  Preferred                               $    0       $    0       $     0      $    0         $    0
  Common                                  $    0       $    0       $     0      $    0         $    0

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a summary of the more detailed information set forth in the financial statements attached hereto. Data from all year-end periods, as well as the nine month period ended September 30, 1996 are from the Company's Audited Financial Statements. Other data is from the Company's unaudited financial statements.

In December 1995, BICO and Diasense announced that their respective Boards of Directors had determined that it would be in the best interest of both companies to combine them. Although the Boards of Directors anticipated that such combination would be accomplished via an exchange of all Diasense's outstanding common stock for BICO common stock, the transaction is subject to the approval of the shareholders of the Companies, and the terms have not been finalized. As of the date of this document, the Companies were still functioning as two different corporations; such status is reflected in the discussions set forth herein.

Forward-Looking Statements

In addition to other sections of this Report to Shareholders, the Management's Discussion and Analysis section also contains the type of forward-looking statements discussed on page 2 herein. Please refer to such discussion in connection with the information presented here.

LIQUIDITY AND CAPITAL RESOURCES
Nine Months Ended September 30, 1996

Working capital increased from $3,188,246 at December 31, 1995 to $3,402,904 at September 30, 1996. Working Capital was increased by sales of common and preferred stock by the Company and its affiliate Diasense, which aggregated approximately $19,275,000 in 1995; and $13,605,000 during the nine months ended September 30, 1996, as well as an increase in inventory from $1,660,139 as of December 31, 1995 to $3,148,635 as of September 30, 1996. Net cash used by operating activities from $16,891,242 as of December 31, 1995 to $15,114,975 as of September 30, 1996.

Cash decreased to $2,918,584 at September 30, 1996 from $3,204,501 at December 31, 1995. This decrease was attributable to the following factors. The Company's sales of its securities, including stock sales by its subsidiaries, raised funds aggregating $13,605,414 during the nine months ended September 30, 1996 and $19,274,988 in the twelve months ended December 31, 1995. During those periods, the Company's cash flows used by operating activities aggregated $15,114,975 and $16,891,242, respectively. During the nine months ended September 30, 1996, such operating activities included a $1.5 million increase in inventory, and a $1.06 million increase in accounts payable, which consisted primarily of costs incurred for the research and manufacturing build-up of the non-invasive glucose sensor. In addition, the Company recorded a $7 million charge against operations due to warrant extensions by the Company and its subsidiary, a charge which was not incurred in 1994 or 1993 (See, Note I to the Financial Statements). During the nine months ended September 30, 1996, the Company also incurred a $111,200 decrease in deferred revenue, which was not incurred in 1995, but did not incur the $1,050,000 provision for potential loss on notes receivable which was incurred in 1995. The Company's cash flows used by investing activities aggregated $783,960 during the nine months ended September 30, 1996 and $2,763,301 in 1995. In 1995, those activities consisted of plant improvements and equipment purchases totalling $1.4 million; during the nine months ended September, such purchases aggregated $750,752.

The decrease in accounts receivable from $202,526 as of December 31, 1995 to $105,604 as of September 30, 1996 was primarily due to an allowance of $195,840 for doubtful accounts as of September 30, 1996, which was not taken in 1995. The increase in inventory from $1,660,139 as of December 31, 1995 to $3,148,635 was due to the continued build-up of inventory for the manufacture of the Diasensor 1000 . The increase in building, land and construction in progress from an aggregate of $234,863 as of December 31, 1995 to an aggregate of $2,901,078 was due to the Company's lease of two buildings pursuant to capital leases, which are being used in connection with the manufacture of the
Diasensor 1000  (See, Note G to the Financial Statements).   The increase in
machinery and equipment from $3,558,964 as of December 31, 1995 to $4,240,478 was primarily due to computer and other equipment purchases used in connection with the development of the Noninvasive Glucose Sensor.

As of September 30, 1996, the aggregate amount payable per year pursuant to the Company's employment agreements with four officers and two employees was $1,258,000.

The Company's accounts payable decreased from $1,838,408 as of December 31, 1995 to $773,765 as of September 30, 1996. The Company issued $2,000,000 in subordinated convertible debentures as part of its capital-raising efforts (See, Note H to the Financial Statements).

During the nine months ended September 30, 1996, the Company incurred $2,665,016 in capital leases in connection with the lease of two buildings used for the manufacture of the Diasensor 1000 , the current portion of which was $42,437 as of September 30, 1996 (See, Note G to the Financial Statements).

The Company continued to fund operations mostly from sales of its securities. During the nine months ended September 30, 1996, the Company sold 20,000 shares of its Series A Preferred Stock, with net proceeds of $1,840,000; 6,219,500 shares of its common stock with net proceeds of $11,867,729; and issued $2,000,000 in 6% convertible subordinated debentures. Both the preferred stock and the debentures are convertible into common stock.

Year Ended December 31, 1995

Working capital was $3,188,246 at December 31, 1995, as compared to $2,612,884 at December 31, 1994, and $1,112,541 at December 31, 1993. Working Capital was increased by sales of common stock by the Company and its affiliate Diasense, which aggregated approximately $19,275,000 in 1995; $14,910,000 in 1994; and $7,142,000 in 1993.

Cash decreased to $3,204,501 at December 31, 1995 from $3,315,846 at December 31, 1994 and $1,540,960 at December 31, 1993. This decrease was attributable to the following factors. The Company's sales of its securities, including stock sales by its subsidiaries, raised funds aggregating $19,548,313 in 1995; $15,190,750 in 1994; and $7,873,209 in 1993. During those years, the Company's cash flows used by operating activities aggregated $16,891,242 in 1995; $11,770,045 in 1994 and $7,733,711 in 1993. In 1995, such operating activities included a $2.4 million increase in inventory, and a $1.2 million increase in accounts payable, which consisted primarily of costs incurred for the research and manufacturing build-up of the non-invasive glucose sensor. In addition, the Company recorded a $12.5 million charge against operations due to warrant extensions by the Company and its subsidiary, a charge which was not incurred in 1994 or 1993 (See, Note I to the Financial Statements). The Company's cash flows used by investing activities aggregated $2,763,301 in 1995; $1,687,709 in 1994 and $128,454 in 1993. In 1995, those activities consisted of plant improvements and equipment purchases totalling $1.4 million.

The increase in accounts receivable from $32,721 as of December 31, 1994 to $202,526 as of December 31, 1995 was primarily due to sales of products by the Company's subsidiary, Petrol Rem. The increase in leasehold improvements from $597,243 as of December 31, 1994 to $1,092,311 as of December 31, 1995 was
primarily due to improvements to the Indiana, PA manufacturing plant in anticipation of manufacturing the Diasensor 1000 . The increase in machinery and equipment from $2,695,888 as of December 31, 1994 to $3,558,964 as of December 31, 1995 was primarily due to computer purchases. The decrease in other assets from $90,540 as of December 31, 1994 to $11,068 as of December 31, 1995 was primarily due to the write-off of the Company's investment in HemoCleanse, Inc. as the result of HemoCleanse's disclosure of negative equity. Please see Note C to the financial statements for the explanation of the loan and immediate write down of the loan to HemoCleanse.

In July 1995, BICO purchased 1,200,000 shares of Diasense common stock at a price of $3.50 per share.

During 1995, the Company loaned HemoCleanse, an Indiana Corporation working with IDT on the Whole-Body Extracorporeal Hyperthermia project, an aggregate of $1,050,000 in the form of one-year notes accruing interest at prime rate as reported by the Wall Street Journal. The notes are convertible, at the Company's option, into shares of HemoCleanse common stock at $3.50 per share. The Company loaned $62,500 to Anthony J. Feola, its director and officer, at nine (9%) percent interest; such note was paid in full, including accrued interest of $5,625, on December 29, 1995. The Company also loaned $250,000 to Allegheny Food Services in the form of a one-year note accruing interest at prime rate as reported by the Wall Street Journal plus one percent (1%).
Joseph Kondisko, a former director of Diasense, is a principal owner of Allegheny Food Services.

The Company's policy is to make loans to related parties only for bona fide business purposes. The Company's loan to Allegheny Food Services was extended because the loan contains an option to purchase certain assets as set forth in the loan agreement. The loans to Mssrs. Cooper and Keeling were made during a period when those individuals were drawing low salaries from the Company, and in lieu of incurring Company expenses in the form of higher salaries, they agreed to accept a loan, and to repay the funds to the Company. The loan to Mr. Feola was extended to allow him to exercise warrants to purchase the Company's common stock.

BICO has entered into employment agreements (the "Agreements") with four officers and two employees. The original Agreements set forth annual salaries aggregating $1,025,000 in 1995 and expiring in periods beginning in October 1999 through 2002, which are subject to review and adjustment. The Agreements may be extended for two- to-three year periods. In the event of a change in control of the Company, as defined in the Agreements, and termination of employment, continuation of annual salaries at 100%, which decreases to 25% over time, are payable in addition to the issuance of shares set forth in the Agreements. The Agreements also provide for severance, disability benefits and issuances of BICO common stock under certain circumstances (See, Proxy Statement - "EXECUTIVE COMPENSATION" - Employment Agreements").

Pursuant to the terms of a license agreement with a non-voting shareholder of Petrol Rem, for the marketing rights to certain inventions, Petrol Rem is obligated to make royalty payments beginning in 1994 and through 1997. Minimum royalty payments for 1995-1997 are $120,000 per year.

The Company continued to fund operations mostly from sales of its common stock. During 1992 through 1994, the Company entered into agreements with several entities which agreed to use their best efforts to sell the Company's common stock to foreign investors subject to the requirements set forth in Regulation S of the Securities Act of 1933 ("Regulation S"). Such entities undertook to ensure compliance with Regulation S, which among other things, limits a foreign investor's ability to trade the Company's stock in the United States.
Beginning in 1992, and as of December 31, 1994, 10,463,909 shares of the Company's common stock had been sold pursuant to the agreements, resulting in net proceeds to the Company of $18,905,879. An aggregate of 6,317,860 shares with net proceeds of $12,400,750 were sold during fiscal 1994. Proceeds of the sales were used to continue to fund the Company's research and development projects and to provide working capital for the Company. No such sales were made during 1995.

In December 1992, the Company filed an S-1 Registration Statement with the Securities and Exchange Commission (the "SEC"), which became effective on February 10, 1993. The Registration was subsequently amended on a Form S-3. The Registration, which is a "Shelf Registration" registered shares of common stock held by existing shareholders, and the shares of common stock underlying all of the Company's outstanding warrants and options which were outstanding at the time of the filing. As of its latest amendment in March 1995, the Registration included the following shares of common stock: 193,412 shares purchased pursuant to private placements; and 2,640,982 shares underlying currently exercisable warrants.


In connection with the December 1992 BICO Registration, all of the officers and directors of the Company and its affiliates, Diasense, Coraflex, Petrol Rem and IDT, as well as shareholders who would, upon the exercise of warrants, own in excess of 5% of the Company's stock, agreed to enter into a "Lock-In Agreement" whereby they have agreed not to sell any of the common stock, excluding stock acquired via private placements or on the open market, at a price of less than $2.50 per share until March 1998.

On February 15, 1993, BICO exercised its option with Joseph Resnick to enter into an agreement regarding the acquisition of developmental and marketing rights to the bioremediation product PRP , and other biological remediation products and inventions. BICO assigned the agreement to Petrol Rem, a subsidiary of BICO, and originally issued 420,000 shares of nonvoting common stock, or 42% of Petrol Rem, to Mr. Resnick. Due to a recapitalization of Petrol Rem's common stock, Mr. Resnick now owns 5,000,000 shares of non-voting common stock, which represents 33% of Petrol Rem. The agreement contains termination provisions and sets forth payments to be made to Mr. Resnick based upon sales and net income levels. Such payments include a minimum $200,000 payment to Mr. Resnick over two years and an $80,000 payment to a third party over a two-year period beginning in 1993, even if the agreement is terminated. Payments beginning the second year (1994) aggregate a minimum of $120,000 per year through 1997. Petrol Rem has also entered into an employment agreement with Mr. Resnick, and pays him a salary of $85,000 per year pursuant to such agreement.

In May 1993, BICO initiated a private placement of its common stock to accredited investors only, at $1.35 per share. The offering was closed in June 1993 after an aggregate of $1,299,637 was raised pursuant to the offering.

On December 31, 1992, the Company's affiliate Diasense filed an initial public offering with the SEC which became effective on July 19, 1993. As of its last amendment in January 1996, the registration included 4,892,216 shares of common stock, 6,565,013 shares of common stock underlying currently exercisable warrants and 2,992,062 shares of common stock held by existing Diasense shareholders. As of December 31, 1995, exercisable warrants to purchase 7,291,213 shares of Diasense common stock were outstanding. To the extent that such warrants are exercised, BICO's ownership in Diasense will be proportionately diluted (See, Note I to the Financial Statements.)

In July 1993, the Company filed an S-1 Registration Statement with the SEC, which became effective on August 16, 1993. The Registration, which is a "Shelf Registration" registered new shares of common stock to be offered by the Company, certain common stock held by existing shareholders, and the shares of common stock underlying certain outstanding warrants. As of its last amendment in April 1995, the Registration included the following shares of common stock:
5,994,854 primary shares to be offered by the Company, 53,519 shares purchased pursuant to private placements; and 360,000 shares underlying currently exercisable warrants. In addition to enabling the Company to sell 5,994,854 shares of its common stock, the Registration will enabled the "Selling Shareholders" set forth in the Registration Statement to sell their common stock, subject to applicable blue sky laws and other requirements, without restriction. As of December 31, 1995, 8,812,924 shares had been issued pursuant to such registration, resulting in proceeds to the Company of $18,816,135.

Due to the Company's current limited sources of revenue, the Company plans to seek additional financing which will be used to finance development of, and to proceed to manufacture, the Noninvasive Glucose Sensor and to complete the
development of its other projects.   No assurances are made as to the
availability of any such financing. Although the Company has partially developed other products for biomedical use, and is developing a bioremediation product, its primary emphasis during 1995 was the continued development of the Noninvasive Glucose Sensor (See, "BUSINESS").

The Company's products are at various stages of development and will require additional funding for completion. This paragraph summarizes the Company's estimates as to the aggregate amounts needed to complete each project, assuming continued testing and development is successful. The Company may choose to discontinue any of its projects at any time if research and development efforts indicate that continuation would be inadvisable. The Diasensor 1000 has been submitted to the FDA for marketing approval and the Diasensor 2000 is in the pre- clinical trial stage of development. As of December 31, 1995, the Company estimated that approximately $500,000 would be required to complete the FDA approval process, although, due to the uncertainty of the FDA approval process, the Company can make no assurances that such estimate is accurate. In addition, the Company estimates that approximately $2,600,000 would be required to complete the renovations to the Company's expanded manufacturing facility in order to manufacture the Noninvasive Glucose Sensor. Pending the completion of such renovations, and the installation of the necessary manufacturing equipment, the Company plans to use its existing facility in Indiana, Pennsylvania, along with subcontractors, to begin manufacturing. In addition to inventory already on hand, the Company anticipated that an additional
$12,200,000 would be used for inventory build-up and work-in- progress.    The
Company estimated that approximately $2,000,000 would be required to complete the heart valve project and $2,000,000 would be required to complete the hyperthermia project.

The Company currently has a commitment for capital leases on certain of its capital equipment and future commitments for new capital expenditures will be required to continue the Company's efforts in research and development, and to manufacture and market its existing products and any other products it may develop.

As of January 1995, the Company estimates that its short-term liquidity needs will be met from currently available funds. The Company estimates that such funds will be sufficient to complete the research and development stage of the Noninvasive Glucose Sensor, to complete the FDA approval process, and to begin marketing the device. The Company anticipates that it will finance those expenses with existing funds, as well as funds raised through the sales of its securities and from the other sources of funds described herein. The Company has a history of successful capital-raising efforts; since 1989, and through December 1995, BICO and its affiliate Diasense have raised over $59,000,000 in private and public offerings alone. Those funds were supplemented by the Company's receipt of over $1,270,000 as a result of the exercise of warrants and options from 1993-1995.

Management also expects to meet a portion of its short-term working capital needs through development contracts with other organizations and through manufacturing for other companies on a contractual basis, as described herein. During 1993, 1994 and 1995, the Company was awarded contracts by the Department of Veteran's Affairs Medical Center for Case Western Reserve University, Shriners Hospital - Philadelphia Unit, and Austin Hospital to manufacture FES products. Such contracts generated revenues of $54,000, $177,259 and $149,448 in 1993, 1994 and 1995, respectively. In February 1995, the Company was awarded an additional contract for $2.2 million in connection with its manufacturing project (See, "BUSINESS").

Pursuant to a Research and Development Agreement (the "R&D Agreement") Diasense is obligated to pay BICO for its work to develop the Noninvasive Glucose Sensor. During 1995, both billings and payments pursuant to the R&D Agreement were suspended pending the FDA's decision on the 510(k) Notification for the Diasensor 1000 . In May 1995, BICO agreed to accept 3,000,000 shares of Diasense common stock at an assigned value of $3.50 per share in return for a
reduction of $10,500,000 in amounts due to BICO.   As of December 31, 1995, all
amounts due to BICO by Diasense pursuant to the R&D Agreement had been paid.

During 1993 and 1994, Petrol Rem reimbursed BICO and Diasense for the expenses of their employees who performed services for Petrol Rem. Pursuant to an oral agreement, BICO and Diasense were reimbursed for 100% of Anthony J. Feola's, Gary R. Keeling's and C. Terry Adkin's time. Such reimbursement aggregated approximately $578,092 through December 31, 1994.

In view of BICO's expenses resulting from its product development projects, and other factors discussed herein, as compared to BICO's contract revenues, currently available funds, and established ability to raise capital in public and private markets, BICO estimates that it will meet its liquidity needs for a period of at least twelve months from December 31, 1995 from currently available funds, including those expected to be raised via additional sales of the Company's common stock. This estimate is based, in part, upon the current absence of any extraordinary technological, regulatory or legal problems. Should such problems, which could include unanticipated delays resulting from new developmental hurdles in product development, FDA requirements, or the loss of a key employee, arise the Company's estimates would require re-evaluation. There can be no assurances that despite the Company's good-faith efforts, its estimates will lead to accurate results.

The Company's long-term liquidity needs are expected to include working capital to fund manufacturing expenses for its products and continued research and development expenses for existing and future projects. Such needs are expected to be met from continued FES and IRS Device contract revenues, sales of its bioremediation products and, once production begins, the Noninvasive Glucose Sensor and other products. Delays in the development of the Company's products will result in increased needs for capital from other sources. The Company anticipates that such other sources will include continued sales of common stock, and investment partners such as venture capital funds and private investment groups. There can be no assurances given that adequate funds will be available. If the Company is unable to raise the funds necessary to fund the long-term expenses necessary to complete the development or manufacture of its products, the Company will be unable to continue its operations.

As described herein, management believes the Company has sufficient liquidity to meet its projected expenditures on a short-term basis. Absent additional funding, the Company will have limited liquidity on a long-term basis. Moreover, many demands on liquidity, such as technological, regulatory or legal problems, could cause the Company's liquidity to be inadequate. At present, the Company does not have any additional sources of liquidity, including bank lines of credit. Long-term working capital needs are expected to be met through sales of the Noninvasive Glucose Sensor, the PRP bioremediation product, and other new products. There can be no assurances that any such products will be successfully marketed or commercially viable.


RESULTS OF OPERATIONS

Nine Months Ended September 30, 1996

During the nine months ended September 30, 1996, the Company's net sales were $460,333 as compared to $445,043 as of September 30, 1995. The sales were primarily of products produced pursuant to FES and IRS Device contracts.

The Company received interest income in the amount of $131,646 during the nine months ended September 30, 1996, as compared to $255,315 for the same period in 1995. The decrease was due to the amount of the Company's liquid assets (which are composed primarily of funds raised via sales of securities) available for investment, the availability of such assets and applicable interest rates.

In the nine months ended September 30, 1996, the Company's costs of products sold was $232,742 as compared to $190, 851 for those nine months in 1995. The increase is primarily due to the Company's corresponding increases in product sales, and products produced pursuant to FES and IRS Device contracts.

The Company's research and development expenses were $6,754,378 for the nine months ended September 30, 1996, as compared to $4,964,869 for the nine months ended September 30, 1995. The increase was due to the Company's increased efforts and corresponding expenses in the research and development of the Noninvasive Glucose Sensor.

During the nine months ended September 30, 1996, General and Administrative expenses decreased to $6,432,168 as compared to $7,271,201 for the nine months ended September 30, 1995. The decrease was due to the reorganization of some manufacturing personnel to assist with the research and development of the Noninvasive Glucose Sensor.

The Company extended a warrant to purchase 1,482 shares of its common stock at an exercise price of $.45 per share which was scheduled to expire in September 1996 during the nine months ended September 30, 1996, and recorded a corresponding expense of $2,668 to reflect the difference between the market price at the time of extension and the exercise price.

Interest expense on the Company's outstanding indebtedness was $52,637 during the nine months ended September 30, 1996 as compared to $13,470 for the same
period in 1995.   The increase was due to an increase in capital leases.


Year Ended December 31, 1995

In 1995, the Company's net sales increased to $461,257 from $184,507 in 1994 and from $54,000 in 1993. The increase was due to an increase in the number of products produced pursuant to FES and IRS Device contracts. Of the total net sales, the Company had $149,448 in FES and IRS Device contractual revenues in 1995, as compared to $177,259 in 1994 and $54,000 in 1993.

In 1995, 1994 and 1993, the Company received interest income in the amount of $294,734, $284,938, and $53,001, respectively. The increase was due to the investment of the Company's liquid assets (which are composed primarily of funds raised via sales of securities), the availability of such assets and applicable interest rates.

In 1995, the Company's costs of products sold was $198,542 as compared to $98,668 in 1994 and $27,446 in 1993. The increase is primarily due to the Company's corresponding increases in product sales, and products produced pursuant to FES and IRS Device contracts.

The Company's research and development expenses were $7,649,678 in 1995, an increase from $5,214,386 in 1994, and $3,431,634 in 1993. The overall increase was due to the Company's receipt of funds pursuant to sales of stock, which funds were used primarily to finance the Company's accelerated efforts in the research and development of the Noninvasive Glucose Sensor, as well as the hyperthermia project.

In 1995, General and Administrative expenses were $11,117,107 as compared to $7,460,602 in 1994 and $4,607,195 in 1993. The increase was due to the Company's increase in payroll expenses, primarily as a result of the recruitment and hiring of new employees, primarily for the purpose of developing and promoting the Noninvasive Glucose Sensor.

During Fiscal 1995, the Company extended 2,069,500 warrants originally granted to certain officers, directors, employees and consultants in 1990 and 1991, until 1998. Because the exercise price of such warrants ($.25 and $.33) was lower than the market price of the common stock at the time of the extensions $7,228,220 was charged to operations during 1995, in addition to a similar charge of $5,295,000 made by the Company's subsidiary, Diasense during 1995.

Interest expense on the Company's outstanding indebtedness was $17,048 in 1995, as compared to $9,766 in 1994, and $5,624 in 1993. The increase was due to an increase in capital leases on certain Company equipment.

INCOME TAXES

Year Ended December 31, 1995

Due to the Company's net operating loss carried forward from previous years and its current year losses, no federal or state income taxes were required to be paid for the years 1987 through 1995. As of December 31, 1995, the Company and its subsidiaries, except for Diasense and Petrol Rem, had available net operating loss carryforwards for federal income tax purposes of approximately $33,000,000, which expire during the years 1995 through 2010. Due to the net loss reported in 1992, the Pennsylvania income tax was reduced to $122,000 and paid during 1993. (See, Note I to the Financial Statements).

                    SUPPLEMENTARY FINANCIAL INFORMATION

Subsequent to September 30, 1996, and through November 30, 1996, the Company sold 4% Subordinated Convertible Debentures pursuant to Regulation S, with net proceeds of approximately $3,700,000.

                          MANAGEMENT INFORMATION

The directors and executive officers of the Company are as follows:
                         Director
Name               Age    Since      Position

David L. Purdy     68     1972        President, Chairman of the
                                      Board, Treasurer, Director

Fred E. Cooper     51     1989        Chief Executive Officer,
                                      Executive Vice President, Director

Anthony J. Feola   49     1990        Senior Vice President, Director

Glenn Keeling      46     1991        Vice President, Director
______________________________

DAVID L. PURDY, 68 is President, Chairman of the Board, Treasurer and a director of the Company. Mr. Purdy has been a director and Chairman of the Board since its organization in 1972 and is considered the organizer and founder of the Company; he devotes 60% of his time to the business of the Company, and 40% of his time to Diasense. He has also served as President of the Company from 1972 through December 1990, with the exception of five months in 1980, when he served as Chairman and full-time Program Director of the Company's implantable medicine dispensing device program with St. Jude Medical, Inc., and from October 1, 1987 through July 15, 1988, when he served as Chairman and Director of Research and Development for the Company. Prior to founding the Company, he was employed by various companies in the medical technology field, including Arco Medical, Inc. Mr. Purdy is also an officer and director of Diasense and Coraflex, and a director of Petrol Rem and IDT.

FRED E. COOPER, 51, is the Chief Executive Officer, Executive Vice President and a director of the Company; he devotes approximately 60% of his time to the business of the Company, and 40% to Diasense. Prior to joining the Company, Mr. Cooper co-founded Equitable Financial Management, Inc. of Pittsburgh, PA, a company in which he served as Executive Vice President until his resignation and divestiture of ownership in August 1990. In 1972, Mr. Cooper founded Cooper Leasing Corp., Pittsburgh, Pennsylvania, a company specializing in
equipment and venture financing.   Mr. Cooper was appointed Chief Executive
Officer in January 1990. He is also an officer and director of Diasense and Barnacle Ban, and a director of Petrol Rem, Coraflex and IDT.

ANTHONY J. FEOLA, 49, rejoined the Company as its Senior Vice President in April 1994, after serving as Diasense's Vice President of Marketing and Sales from January 1992 until April 1994. Prior to January 1992, he was the Company's Vice President of Marketing and Sales. Prior to joining the Company in November 1989, Mr. Feola was Vice President and Chief Operating Officer with Gateway Broadcasting in Pittsburgh in 1989, and National Sales Manager for Westinghouse Corporation, also in Pittsburgh, from 1980 until 1989. He was elected a director of the Company in February 1990, and also serves as a director of Diasense, Coraflex and Barnacle Ban. He is also the President, CEO and a director of Petrol Rem, and the Secretary/Treasurer and a director of IDT.

GLENN KEELING, 46, became a member of the Board of Directors in April 1991.
Mr. Keeling currently is a full- time employee of BICO in the position of Vice President of Marketing; his primary responsibilities during 1994 and 1995 have been the management and operation of IDT's Whole-Body Extracorporeal Hyperthermia project. From 1976 through 1991, he was a Vice President in charge of new business development at Equitable Financial Management, Inc., a regional equipment lessor specializing in export leasing and leasing of income producing equipment. His responsibilities included initial contacts with banks and investment firms to open new lines of business referrals in connection with financing large equipment transactions. He is also President and a director of IDT.

Pursuant to the disclosure requirements of Item 405 of Regulation S-K regarding timely filings required by Section 16(a) of the Securities and Exchange Act, the Company represents the following. Based solely on its review of copies of forms received and written representations from certain reporting persons, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied with applicable filing requirements.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective January 25, 1995, upon a determination by the Board of Directors, the Company engaged Thompson Dugan, P.C. as its independent auditors and accountants to replace Grant Thornton LLP. Thompson Dugan, P.C. also serves as the independent auditors and accountants for Diasense, replacing Grant Thornton LLP. Neither company had any disagreements with Thompson Dugan, P.C. or Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.


                         AVAILABILITY OF FORM 10-K

The Company will provide, upon written request, a copy of the Company's Annual Report on Form 10-K, including the financial statements and schedules thereto.

Please contact the following person to request a copy of the Company's most recent Form 10-K:

                                 DIANE MCQUAIDE
                         INVESTOR RELATIONS DEPARTMENT
                          BIOCONTROL TECHNOLOGY, INC.
                            BUILDING 2500, 2ND FLOOR
                             2275 SWALLOW HILL ROAD
                              PITTSBURGH, PA  15220

                         THOMPSON DUGAN
                  CERTIFIED PUBLIC ACCOUNTANTS
                    ________________________

                       Pinebridge Commons
                     1580 McLaughlin Run Rd.
                      Pittsburgh, PA 15241


       Report of Independent Certified Public Accountants


Board of Directors
Biocontrol Technology, Inc.


     We have audited the accompanying consolidated balance sheets of Biocontrol Technology, Inc. and its subsidiaries as of September 30, 1996, December 31, 1995 and December 31, 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the nine months ended September 30, 1996 and for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the
Corporation's  management.     Our responsibility is to express an opinion on
these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of
material misstatement.   An audit includes examining, on a test basis, evidence
supporting the amounts and disclosures in the financial statements.   An audit
also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Biocontrol Technology, Inc. and its subsidiaries as of September 30, 1996, December 31, 1995 and December 31, 1994, and the consolidated results of their operations and their cash flows for the nine months ended September 30, 1996 and for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

      The accompanying financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Note B to the financial statements, the Corporation has incurred losses and negative cash flows from operations in recent years through September 30, 1996 and these conditions are expected to continue through 1997, raising substantial doubt about the Corporation's ability to continue as a going concern. Management's plan in regard to these matters are also discussed in Note B. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Pittsburgh, Pennsylvania December 10, 1996


                                    Biocontrol Technology, Inc. and Subsidiaries
                                            Consolidated Balance Sheets

                                                                     Sep. 30, 1996    Dec. 31, 1995     Dec. 31, 1994
                                                                     _____________    _____________     _____________
CURRENT ASSETS
 Cash and equivalents                                                  $ 2,918,584      $ 3,204,501      $  3,315,846
  Accounts receivable - net of allowance for doubtful accounts
    of $195,840 at Sept. 30, 1996 and $0 at Dec. 31, 1995 and 1994         105,604          202,526            32,721
 Notes receivable - related parties                                        275,000          250,000           -
 Notes  receivable - net of allowance for loan losses                       12,000           12,000           -
 Inventory - net of valuation allowance                                  3,148,635        1,660,139           181,144
 Prepaid expenses                                                          165,892          148,526           187,460
                                                                       ___________      ___________      ____________
                 TOTAL CURRENT ASSETS                                    6,625,715        5,477,692         3,717,171


PROPERTY, PLANT AND EQUIPMENT
 Building                                                                1,442,423          234,863           233,818
 Land                                                                      246,250           -                 -
 Construction in progress                                                1,212,405           -                 -
 Leasehold improvements                                                  1,148,897        1,092,311           597,243
 Furniture, fixtures & equipment                                           699,956          633,237           524,598
 Machinery and equipment                                                 4,240,478        3,558,964         2,695,888
  Subtotal                                                               8,990,409        5,519,375         4,051,547
                                                                         _________        _________         _________
  Less accumulated depreciation                                          2,461,773        2,087,032         1,631,586
                                                                         _________        _________         _________
                                                                         6,528,636        3,432,343         2,419,961

OTHER ASSETS
 Notes receivable - related parties                                         95,900           95,900            95,900
 Interest receivable - related parties                                      49,600           42,237            32,445
 Patents, net of amortization                                               12,180           15,429            19,761
 Other assets                                                               14,358           11,068            90,540
                                                                         _________        _________          ________
                                                                           172,038          164,634           238,646


         TOTAL ASSETS                                                 $ 13,326,389      $ 9,074,669       $ 6,375,778
                                                                        ==========        =========         =========

                              The accompanying notes are an integral part of these statements.

                                    Biocontrol Technology, Inc. and Subsidiaries
                                            Consolidated Balance Sheets
                                                    (Continued)
                                                                     Sep. 30, 1996    Dec. 31, 1995     Dec. 31, 1994
                                                                     _____________    _____________     _____________
CURRENT LIABILITIES
  Accounts payable                                                   $     773,765    $   1,838,408     $     643,364
  Current portion of long-term debt                                         29,773           28,404            14,412
  Current portion of capital lease obligatins                               42,437          -                 -
  Debenture payable                                                      2,000,000          -                 -
  Accrued liabilities                                                      158,736           96,634           120,511
  Escrow payable                                                             3,300          -                 -
  Deferred revenue on contract billings                                    214,800          326,000           326,000
                                                                     _____________    _____________     _____________
        TOTAL CURRENT LIABILITIES                                        3,222,811        2,289,446         1,104,287

LONG-TERM LIABILITIES
  Accrued liabilities                                                      -                114,750           109,833
  Capital lease obligations                                              2,665,016          -                 -
  Long-term debt                                                            47,044           60,580            53,368
                                                                     _____________    _____________     _____________
                                                                         2,712,060          175,330           163,201
COMMITMENTS AND CONTIGENCIES

UNRELATED INVESTORS'INTEREST
   IN SUBSIDIARY                                                         2,058,591        2,562,543           -

STOCKHOLDERS' EQUITY
  Convertible  preferred  stock, par value $10 per share
   authorized, 500,000 shares issuable in series
   Series 1 outstanding 0 at Sep. 30 1996 and 3,790 at                      -                37,900            54,900
     Dec. 31, 1995 and 5,490 at Dec. 31, 1994
   Series A outstanding 20,000 at Sep. 30, 1996 and                        200,000          -                 -
     0 at Dec. 31, 1995 and Dec. 31, 1994
  Common stock, par value $.10 per share, authorized
    60,000,000 shares, issued and outstanding 43,387,918
    at Sep. 30, 1996 and 37,021,118 at Dec. 31, 1995 and                 4,338,792        3,702,112         2,931,108
    29,311,079 at Dec. 31, 1994
   Additional paid-in  capital                                          76,802,435       59,849,875        38,922,294
   Warrants                                                              6,305,488        6,677,820           -
   Accumulated deficit                                                 (82,313,788)     (66,220,357)      (36,800,012)
                                                                       ____________     ____________      ____________
          TOTAL STOCKHOLDERS' EQUITY                                     5,332,927        4,047,350         5,108,290

          TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY                                        $ 13,326,389     $  9,074,669      $  6,375,778
                                                                      ============     ============      ============

                              The accompanying notes are an integral part of these statements.

                                    BIOCONTROL  TECHNOLOGY,  INC.  AND  SUBSIDIARIES
                                            CONSOLIDATED  STATEMENTS  OF  OPERATIONS


                                                 For the nine months ended                         For the years ended
                                                   Sep. 30,         Sep. 30,         Dec. 31,         Dec. 31,         Dec. 31,
                                                    1996             1995             1995              1994             1993
                                                                  (Unaudited)
                                                _____________    _____________    _____________    _____________    _____________
Revenues
  Sales                                         $     460,333    $     445,043    $     461,257    $     184,507    $      54,000
  Interest income                                     131,646          255,315          294,734          284,938           53,001
  Other income                                          2,657            8,067          -                -               -
                                                _____________    _____________    _____________    _____________    _____________
                                                      594,636          708,425          755,991          469,445          107,001

Costs and expenses
  Cost of products sold                               232,742          190,851          198,542           98,668           27,446
  Research and development                          6,754,378        4,964,869        7,649,678        5,214,386        3,431,634
  General and administrative                        6,432,168        7,271,201       11,117,107        7,460,602        4,607,195
  Warrant extensions                                    2,668        7,228,220        7,228,220          -                -
  Warrant extensions-Subsidiary                     6,999,033        4,650,000        5,295,000          -                -
  Interest expense                                     52,637           13,470           17,048            9,766            5,624
                                                _____________    _____________    _____________    _____________    _____________
                                                   20,473,626       24,318,611       31,505,595       12,783,422        8,071,899
                                                _____________    _____________    _____________    _____________    _____________

Loss before unrelated investors' interest         (19,878,990)     (23,610,186)     (30,749,604)     (12,313,977)      (7,964,898)

Unrelated investors' interest in net loss of
  subsidiary                                        3,785,559          850,033        1,329,259          641,854          108,900
                                                _____________    _____________    _____________    _____________    _____________

  Net loss                                       ($16,093,431)    ($22,760,153)    ($29,420,345)    ($11,672,123)     ($7,855,998)
                                                ==============   ==============   ==============   ==============   ==============

  Loss per common share                                ($0.39)          ($0.67)          ($0.84)          ($0.43)          ($0.45)
                                                ==============   ==============   ==============   ==============   ==============

                              The accompanying notes are an integral part of these statements




                                    Biocontrol Technology, Inc. and Subsidiaries
                                        Consolidated Statements of Cash Flows

                                                            For the nine months ended,             For the years ended
                                                             Sep. 30,        Sep. 30,      Dec. 31,       Dec. 31,       Dec. 31,
                                                               1996            1995          1995           1994           1993
                                                                            (Unaudited)
                                                           _____________  _____________  _____________  _____________  _____________
Cash flows used by operating activities:
  Net loss                                                 ($16,093,431)  ($22,760,153)  ($29,420,345)  ($11,672,123)   ($7,855,998)
  Adjustments to reconcile net loss to net
  cash used by operating activities:
    Depreciation and amortization                               377,990        322,226        459,778        250,532        165,135
    Unrelated investors' interest in susidiary               (3,785,559)      (850,033)    (1,329,259)      (641,854)      (108,900)
    Stock issued in exchange for services                        17,200         73,623        180,373        167,928         38,000
    Stock issued in exchange for services by subsidiary           7,000         61,250        -              -              -
    Provision for potential loss on notes receivable            -            1,050,000      1,050,000        -              -
    Waiver of salaries by officers                              -              -              -              -               50,417
    Warrant extensions                                            2,668      7,228,220      7,228,220        -              -
    Warrant extensions by subsidiary                          6,999,033      4,650,000      5,295,000        -              -
    Provision for losses on accounts receivable                 195,840        -              -              -              -
    (Increase) decrease in accounts receivable                  (98,918)      (202,501)      (169,805)        79,652        (43,185)
    (Increase) in inventories                                (1,488,496)      (485,902)    (2,379,694)      (499,511)      (107,974)
    Increase in inventory valuation reserve                     -              -              900,000        455,595         13,101
    (Increase) decrease in prepaid expenses                     (17,366)       123,499         38,934       (119,014)        32,453
    (Increase) decrease in other assets                          (2,445)        82,721         79,472        (59,163)           982
    (Decrease) increase in accounts payable                  (1,064,643)     (271,836)      1,195,044        199,651       (105,848)
    (Decrease) in taxes payable                                 -              -              -              -             (124,000)
    (Decrease) increase in other liabilities                    (52,648)      (29,667)        (18,960)        43,762        115,606
    (Decrease) increase in deferred revenue                    (111,200)       -              -               24,500        196,500
                                                            ____________   ____________   ____________   ____________    ___________
      Net cash used by operating activities                 (15,114,975)   (11,008,553)   (16,891,242)   (11,770,045)    (7,733,711)
                                                            ____________   ____________   ____________   ____________    ___________
Cash flows from investing activities:
  Purchase of property, plant and equipment                    (750,752)      (965,228)    (1,441,509)    (1,752,353)      (290,852)
  (Increase) in notes receivable                                (25,000)       (55,450)    (1,312,000)       -              -
  Collection of other notes receivable                          -              -              -               45,000        180,000
  (Increase) in interest receivable                              (8,208)       (34,961)        (9,792)        19,644        (17,602)
                                                            ____________    ___________    ___________    ___________      _________
    Net cash used by investing activites                       (783,960)    (1,055,639)    (2,763,301)    (1,687,709)      (128,454)
                                                            ____________    ___________    ___________    ___________      _________
Cash flows from financing activities:
  Proceeds from sale by subsidiaries of
   its common stock                                             (77,815)     1,636,232      3,079,200      1,124,096         57,600
  Proceeds from stock offering                               11,850,529     16,220,789     16,195,788     13,785,821      7,084,659
  Proceeds from warrants exercised                               30,600        200,725        273,325        280,883        730,950
  Proceeds from warrants exercised-subsidiary                     2,000          6,200        -              -               -
  Proceeds from sale of Preferred stock-Series A              1,840,000        -              -              -               -
  Cash redemption at par - Preferred stock                       (7,300)       -              -              -               -
  Proceeds from notes payable                                   -              -              -               50,000         -
  Payments on notes payable                                     (12,167)        (3,836)        (5,115)        (8,160)        (5,172)
  Increase in debenture payable                               2,000,000        -              -              -               -
  Payments on capital lease obligations                         (12,829)       -              -              -                1,243
                                                            ____________   ____________   ____________   ____________    __________
      Net cash provided by financing activities              15,613,018     18,060,110     19,543,198     15,232,640      7,869,280


  Net increase (decrease) in cash and equivalents              (285,917)     5,995,918       (111,345)     1,774,886          7,115
                                                            ____________   ____________   ____________   ____________    __________
  Cash and equivalents, beginning of period                   3,204,501      3,315,846      3,315,846      1,540,960      1,533,845
                                                            ____________   ____________   ____________   ____________    __________
  Cash and equivalents, end of period                        $2,918,584     $9,311,764     $3,204,501     $3,315,846     $1,540,960
                                                            ============   ============   ============   ============    ==========

                              The accompanying notes are an integral part of these statements.

                                    Biocontrol Technology, Inc. and Subsidiaries
                                        Consolidated Statements of Cash Flows
                                                     (Continued)

                                                    For the nine months ended                        For the years ended
                                                       Sep. 30,        Sep. 30,         Dec. 31,         Dec. 31,         Dec. 31,
                                                        1996            1995             1995             1994             1993
                                                                     (Unaudited)
                                                    _____________   _____________   ______________   ______________   ______________
Supplemental Information:
           Interest paid                             $     52,637    $    13,470     $      17,048    $       9,766    $       5,795
                                                    =============   =============   ==============   ==============   ==============

Supplemental schedule of non-cash
investing and financing activities:

Acquisition of equipment with note payable           $    130,772    $    47,282     $      47,282    $      25,940    $        -
                                                    =============   =============   ==============   ==============   ==============

Acquisition of property under a capital lease:
           Building                                  $  1,205,760    $       -       $        -       $        -       $        -
           Land                                           246,250            -                -                -                -
           Construction in progress                     1,137,500            -                -                -                -
                                                    _____________   _____________   ______________   ______________   ______________
                                                     $  2,589,510    $       -       $        -       $        -       $        -
                                                    =============   =============   ==============   ==============   ==============

Conversion of preferred stock for common stock:
          Common stock                               $      2,730    $       -       $       1,700    $        -       $        -
          Additional paid-in capital                       24,570            -              15,300             -                -
                                                    _____________   _____________   ______________   ______________   ______________
                                                     $     27,300    $       -       $      17,000    $        -       $        -
                                                    =============   =============   ==============   ==============   ==============

Redemption of preferred stock held in escrow         $      3,300    $       -       $        -       $        -       $        -
                                                    =============   =============   ==============   ==============   ==============

                              The accompanying notes are an integral part of these statements.

                  Biocontrol Technology, Inc. and Subsidiaries

                Consolidated Statements of Stockholders' Equity

                                                 Preferred Stock      Common  Stock              Additional
                                                 _______________  ____________________             paid in    Accumulated
                                                 Shares   Amount    Shares     Amount   Warrants   capital      deficit     Total
                                                 ______  _______  __________ _________  ________ _________   ___________ __________

Balance at December 31, 1992                     5,490  $ 54,900  14,014,963$1,401,497      -    17,805,315 (17,271,891)  1,989,821

Proceeds from stock offering                      -         -      5,086,668   508,666      -     6,613,993        -      7,122,659
Additional paid-in capital from
 subsidiary stock offering                        -         -           -         -         -        13,425        -         13,425
Additional paid-in capital from
 subsidiary warrants exercised                    -         -           -         -         -        12,265        -         12,265
Warrants exercised                                -         -      2,007,216   200,722      -       530,228        -        730,950
Waived salaries by officer                        -         -           -         -         -        50,417        -         50,417
  Net loss                                        -         -           -         -         -          -     (7,855,998) (7,855,998)
                                                 ______  _______  __________ _________  ________ __________ ____________ ___________
Balance at December 31, 1993                     5,490    54,900  21,108,847 2,110,885      -    25,025,643 (25,127,889)  2,063,539
                                                 ______  _______  __________ _________  ________ __________ ____________ ___________
Proceeds from stock offering                      -         -      7,224,690   722,469      -    13,206,152        -     13,928,621
Additional paid-in capital from
  subsidiary stock offering                       -         -           -         -         -       507,370        -        507,370
Warrants exercised                                -         -        977,542    97,754      -       183,129        -        280,883
  Net loss                                        -         -           -         -         -          -    (11,672,123)(11,672,123)
                                                 ______  _______  __________ _________  ________ __________ ____________ __________
Balance at December 31, 1994                     5,490    54,900  29,311,079 2,931,108      -    38,922,294 (36,800,012)  5,108,290
                                                 ______  _______  __________ _________  ________ __________ ____________ __________
Proceeds from stock offering                      -         -      6,892,325   689,233      -    15,580,180        -     16,269,413
Conversion of preferred stock                   (1,700)  (17,000)     17,000     1,700      -        15,300        -           -
Additional paid-in capital from
  subsidiary stock offering                       -         -           -         -         -     1,648,677        -      1,648,677
Warrant extensions                                -         -           -         -    7,228,220       -           -      7,228,220
Warrant extensions - subsidiary                   -         -           -         -         -     4,984,755        -      4,984,755
Decrease in ownership interest - subsidiary       -         -           -         -         -    (2,012,785)       -     (2,012,785)
Warrants exercised                                -         -        800,714    80,071  (550,400)   711,454        -        241,125
  Net loss                                        -         -           -         -         -          -    (29,420,345)(29,420,345)
                                                 ______  _______  __________ _________ _________ __________ ____________ __________
Balance at December 31, 1995                     3,790    37,900  37,021,118 3,702,112 6,677,820 59,849,875 (66,220,357)  4,047,350
                                                 ______  _______  __________ _________ _________ __________ ____________ __________
Proceeds  from  stock  offering                   -         -      6,219,500   621,950      -    11,245,779        -     11,867,729
Conversion of preferred stock                   (2,730)  (27,300)     27,300     2,730      -        24,570                       0
Cash redemption at par - preferred stock          (730)   (7,300)                                                            (7,300)
Redemption account - preferred stock              (330)   (3,300)                                                            (3,300)
Proceeds from sale of preferred stock-Series A  20,000   200,000                                  1,640,000               1,840,000
Warrant extensions                                -         -           -         -        2,668       -           -          2,668
Warrant extensions - subsidiary                   -         -           -         -         -     3,622,250        -      3,622,250
Increase in ownership interest - subsidiary       -         -           -         -         -        26,361        -         26,361
Warrants exercised                                -         -        120,000    12,000  (375,000)   393,600        -         30,600
  Net loss                                        -         -           -         -         -          -    (16,093,431)(16,093,431)
                                                ______   _______  __________ _________ _________ __________ ____________ ___________
Balance at September 30, 1996                   20,000  $200,000  43,387,918$4,338,792$6,305,488$76,802,435$(82,313,788) $5,332,927
                                                ======   =======  ========== ========= ========= ========== ============ ===========

            Biocontrol Technology, Inc. and Subsidiaries

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                         September 30, 1996


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.   Organization

     Biocontrol Technology, Inc. - BICO (the Company) and its subsidiaries are engaged in the development, manufacturing and marketing of biomedical products and biological remediation products.

2.   Principles of Consolidation

     The consolidated financial statements include the accounts of: Coraflex, Inc. an 89.9% owned subsidiary as of September 30, 1996 and 1995, December 31, 1995 and 1994; Diasense, Inc.
     (Diasense) a 52% owned subsidiary as of September 30, 1996, 53% owned as of September 30, 1995, 52% owned as of December 31, 1995 and 43.5% owned as of December 31, 1994; Petrol Rem, Inc., a 67% owned subsidiary as of September 30, 1996 and 1995, December 31, 1995 and 1994; IDT, Inc., a 99.1% owned subsidiary as of September 30, 1996 and 1995, December 31, 1995 and 100% owned as of December 31, 1994; and Barnacle Ban Corporation, a 100% owned subsidiary as of September 30, 1996 and 1995, December 31, 1995 and 1994. All significant intercompany accounts and transactions have been eliminated. Subsidiary losses in excess of the unrelated investors' interest are charged against the Company's interest.

3.   Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at acquisition to be cash equivalents. The Company places temporary cash deposits in financial institutions, and such deposits may be in excess of the FDIC insurance limit.

4.   Inventory

     Inventory is valued at the lower of cost (first-in, first-out method) or market. An inventory valuation allowance is provided against finished goods and raw materials for products for which a market has not yet been established.

5.   Property and Equipment

     Property and equipment are accounted for at cost and are depreciated over their estimated useful lives on a straight-line basis.

            Biocontrol Technology, Inc. and Subsidiaries

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          September 30, 1996

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Cont.

6.   Patents

     Patents are amortized over their legal or useful lives, whichever is less. Accumulated amortization on patents was $84,761, $81,512 and $77,180 at September 30, 1996, December 31,
     1995 and 1994, respectively.

7.   Deferred Revenue on Contract Billings

     Revenue is recognized from sales when products are shipped and/or services performed. Advance billings are recorded as deferred revenue until shipment or performance.

8.   Loss Per Common Share

     Loss per common share is based upon the weighted average number of common shares outstanding which amounted to 41,131,277, 34,178,335, 35,025,237, 26,967,255 and 17,317,194 for the nine month period ended September 30, 1996 and 1995 (unaudited), and for the years ended December 31, 1995, 1994 and 1993, respectively. Shares issuable under stock options, stock warrants, convertible debentures and convertible preferred stock are excluded from computations as their effect is antidilutive.

9.   Research and Development Costs

     Research and development costs are charged to operations as incurred. Machinery, equipment and other capital expenditures which have alternative future use beyond specific research and development activities are capitalized and depreciated over their estimated useful lives.

10.  Income Taxes

     The Company previously adopted Statement of Financial Accounting Standards No. 109 (FAS 109), Accounting for Income Taxes, which requires the asset and liability method of accounting for income taxes. Enacted statutory tax rates are applied to temporary differences arising from the differences in financial statement carrying amounts and the tax bases of existing assets and liabilities. Due to the uncertainty of the realization of income tax benefits, (Note J), the adoption of FAS 109 had no effect on the financial statements of the Company.

            Biocontrol Technology, Inc. and Subsidiaries

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                         September 30, 1996


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
           POLICIES - Continued

11.  Interest

     The Company follows the policy of capitalizing interest as a component of the cost of property, plant and equipment constructed for its own use. In the nine months ended September 30, 1996, total interest incurred was $127,542 of which $52,637 was charged to operations. Total interest for the periods September 30, 1995 (unaudited), December 31, 1995, 1994 and 1993 was $13,470, $17,048, $9,766, and $5,624 respectively, all of which was charged to operations.

12.  Estimates and Assumptions

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company has established allowances based upon management's evaluation of inventories, accounts receivable and notes receivable.

13.  Common Stock Warrants

     The Company recognizes cost, if any, on warrants granted based upon the excess of the market price of the underlying shares of common stock as of the warrant grant date over the warrant exercise price. Had the Company adopted the fair value based accounting method for recognizing stock-based compensation (as permitted by Financial Accounting Standard No. 123) its reported net losses (utilizing the Black-Scholes method of valuation) would have been approximately $17,524,000 for the nine months ended September 30, 1996, and approximately $29,911,000 for the year ended December 31, 1995. Net loss per share under the fair value based accounting method would have been approximately $.42 for the nine months ended September 30, 1996, and approximately $.85 for the year ended December 31, 1995.

NOTE   B  - OPERATIONS AND LIQUIDITY

     The Company and its subsidiaries have incurred substantial losses in the nine months ended September 30, 1996 and in prior years and have funded their operations and product development primarily through the sale of stock and issuance of debt instruments. Until such time that products can be successfully developed and marketed, the Company and its subsidiaries will continue to need to fulfill working capital requirements through the sale of stock and issuance of debt. The inability of the Company to continue its operations as a going concern would impact the recoverability and classification of recorded asset amounts.

            Biocontrol Technology, Inc. and Subsidiaries

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                         September 30, 1996


NOTE B - OPERATIONS AND LIQUIDITY - Continued

     The ability of the Company to continue in existence is dependent on its having sufficient financial resources to complete the research and development necessary to successfully bring products to market and for marketplace acceptance. As a result of its significant losses, negative cash flows from operations, and significant accumulated deficits for each of the periods ending September 30, 1996 and 1995, December 31, 1995, 1994 and 1993, there is substantial doubt about the Company's ability to continue as a going concern.

     Management believes that its currently available working capital, anticipated contract revenues, subsequent sales of stock and future debt issuance will be sufficient to meet its projected expenditures for a period of at least twelve months from September 30, 1996.

NOTE C - NOTES RECEIVABLE

     Notes  receivable due from various related and unrelated parties consisted of:
                                                               Sep. 30,   Dec. 31,  Dec. 31,
                                                                 1996       1995      1994
                                                               ________   ________  ________
     Related Parties
     _______________
     Note receivable from Fred E. Cooper, Chief Executive
     Officer, payable upon demand with 12% interest.           $  8,500   $  8,500  $  8,500

     Notes receivable from Fred E. Cooper, Chief Executive
     Officer, payable upon demand with 10% simple interest.      82,400     82,400    82,400


     Notes receivable from Fred E. Cooper, Chief Executive
     Officer, payable upon demand with 8.25% interest.           25,000          0         0
     (Paid off on December 4, 1996)

     Note receivable from Glenn Keeling, Director,
      payable upon demand with 10% simple interest.               5,000      5,000     5,000

     Note receivable from Allegheny Food  Services, Inc. of
     which Joseph Kondisko, a former director, is principal
     owner, payable 9/1/97 with interest at prime plus 1%
     interest.                                                  250,000     250,000        0

     Unrelated Parties
     Note receivable from an individual, payable upon
      demand with 8.75% interest.                                12,000     12,000         0
                                                              ______________________________
                                                                382,900    357,900    95,900
     Less current notes receivable                              287,000    262,000         0
                                                              ______________________________
     Noncurrent                                               $  95,900  $  95,900  $ 95,900
                                                              ==============================

            Biocontrol Technology, Inc. and Subsidiaries

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                         September 30, 1996

NOTE C - NOTES RECEIVABLE - Continued

     Accrued interest receivable on the related party notes as of September 30, 1996, December 31, 1995 and 1994 was $49,600,
     $42,237 and $32,445, respectively.

     During 1995, IDT, a subsidiary of BICO, financially supported the research and development efforts of HemoCleanse, Inc., unaffiliated company, to assist the funding of a feasibility study related to whole-body extracorporeal hyperthermia through the extension of credit in the form of loans. These loans which
     aggregated  to $1,050,000 are all due upon  demand   after   one
     year from the date they were made. The loans bear interest at the prime rate and are convertible at the option of IDT into HemoCleanse common stock. HemoCleanse which is still in a development stage has not yet established profitable operations. On the basis of HemoCleanse's developmental status, management of IDT has established an allowance for uncollectibility for the entire amount of principal. No interest has been accrued on these loans.

NOTE D - INVENTORY

     Inventories consisted of the following as of:

                                 Sep. 30, 1996  Dec. 31, 1995  Dec. 31, 1994
                                 _____________  _____________  _____________

     Raw materials                  $3,659,408     $2,457,235      $ 106,654
     Work-in-process                   277,333        102,911         74,490
     Finished goods                    719,765        607,862        498,647
                                 _____________  _____________  _____________
                                     4,656,506      3,168,008        679,791
     Less valuation allowance       (1,507,871)    (1,507,869)      (498,647)
                                 _____________  _____________  ______________
                                    $3,148,635     $1,660,139       $181,144
                                 =============  =============  ==============

NOTE E - ACCRUED LIABILITIES

     Accrued liabilities consisted of the following as of:

      Current:                  Sep. 30, 1996 Dec. 31, 1995 Dec 31, 1994
      ________                  _____________ _____________ ____________
      Accrued payroll taxes      $  16,557    $   15,405    $  21,754
      Accrued vacation             104,830        43,728       29,682
      Other accrued liabilities     37,349        37,501       69,075
                                _____________ _____________ ____________
                                  $158,736    $   96,634    $ 120,511
                                ============= ============= ============
      Long - Term:
      ____________
      Accrued rent               $       0    $  114,750    $  76,500
      Other accrued liabilities          0             0       33,333
                                 ____________ _____________ _________
                                 $       0    $  114,750    $ 109,833
                                 ============ ============= =========

            Biocontrol Technology, Inc. and Subsidiaries

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                         September 30, 1996


NOTE F - LONG TERM DEBT

     Long term debt consisted of the following as of:
                                                                   Sep. 30,   Dec. 31,    Dec. 31,
                                                                     1996       1995        1994
                                                                   ________   ________    ________
Notes Payable to a bank in monthly payments of $999 including
 interest at a rate of 7.35%. Collateralized by cash on deposit.   $ 26,114   $ 33,423    $ 43,279

Note Payable in monthly payments of $495 including
 interest at a rate of 8.48%.  Collateralized by equipment.          16,354     19,986      24,501

Note Payable in monthly payments of $374 including
 interest at a rate of 18.00%.  Collateralized by equipment           8,793          0           0

Note Payable in monthly payments of $851 including
 interest at a rate of 10.11%.  Collateralized by equipment.         11,945     18,418           0

Note Payable to a bank in monthly payments of $433 including
  interest at a rate of 8.75%.  Collateralized by equipment.         13,611     17,157           0
                                                                   ________   ________     _______
                                                                     76,817     88,984      67,780
Current portion of long-term debt                                    29,773     28,404      14,412
                                                                   ________   ________    ________
Long-term debt                                                     $ 47,044   $ 60,580    $ 53,368
                                                                   ========   ========    ========

NOTE G - LEASES

     Operating Leases

     The  Company is committed under a noncancelable operating  lease for its research and product development facility. The lease between the Company and a group of investors (lessor) which includes four of the Company's Executive Officers and/or Directors is for a period of 240 months beginning September 1, 1990. Monthly rental under the terms of the lease is $8,810 for a period of 119 months to August 1, 2000 when the monthly rental payments shall be fixed at an amount equal to the fair rental value of the property as determined by mutual agreement of lessor and the Company for the balance of the lease. Total rent expense was $79,290 and $79,290 in the nine month periods ended September 30, 1996 and 1995, and $105,720 in each of the years 1995, 1994 and 1993. Future minimum lease payments as of September 30, 1996 are $105,720 per year for each of the next five succeeding years and subsequent commitment of $61,670 through August 1, 2000, on which date the rental payments shall be renegotiated.

            Biocontrol Technology, Inc. and Subsidiaries

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                         September 30, 1996


NOTE G - LEASES Continued

     Operating Leases - Continued

     The Company and its related subsidiaries also lease other office facilities, various equipment and automobiles under operating leases expiring in various years through 2002. Total lease expense related to these leases was $127,142, $162,107, $216,143, $188,701 and $94,528 in the nine month periods ended September 30, 1996 and 1995, and in the years ended December 31, 1995 1994 and 1993, respectively.

     Capital Leases

     During 1996, the Company leased two manufacturing buildings under capital leases expiring in various years through 2011. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense for the nine month period September 30, 1996.

     The following is a summary of property held under capital leases:

                                Sep. 30, 1996   Dec. 31, 1995   Dec. 31, 1994
                                -------------   -------------   -------------
      Building                    $ 1,205,760    $          0    $          0
      Construction in Progress      1,126,405               0               0
      Land                            246,250               0               0
      Equipment                       157,520               0               0
                                _____________   _____________   _____________
            Sub Total               2,735,935               0               0

      Less:  Acc. Dep.                  8,728               0               0
                                _____________   _____________   _____________
      Total Property under
         Capital Leases           $ 2,727,207    $          0    $          0
                                =============   =============   =============

     Minimum future lease payments to related and unrelated parties are as follows:

                                       Related    Unrelated
                                       Parties     Parties       Total
                                     _________  ___________   __________
     1996 (three months)             $ 26,430   $   127,142   $  153,572
     1997                             105,720       481,214      586,934
     1998                             105,720       417,544      523,264
     1999                             105,720       348,759      454,479
     2000                              61,670       325,790      387,460
     2001                                   0       371,688      371,688
     Thereafter                             0     3,470,814    3,470,814
                                     ________   ___________   __________
     Future minimum lease payments   $405,260   $ 5,542,951   $5,948,211
                                     ========   ===========   ==========

            Biocontrol Technology, Inc. and Subsidiaries

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                         September 30, 1996


NOTE  H - SUBORDINATED CONVERTIBLE DEBENTURE

     In August 1996, the Company issued a subordinated convertible debenture having a principal amount of $2,000,000 and bearing interest at a rate of 6% per annum (payable in stock or cash). The debenture is convertible at specified contract terms any time after November 29, 1996 with mandatory conversion by February 28, 1997. The Company may redeem all or part of the outstanding debenture beginning December 29, 1996 via mandatory conversion at the conversion price (as defined) or by repaying the principal and interest in cash.

NOTE I - STOCKHOLDERS' EQUITY

     Preferred Stock

     The Series 1 preferred stock (nonvoting and nondividend) is convertible at any time into ten shares of common stock. Additionally, the preferred stock is redeemable at the option of the Company at a redemption price of $10.00 per share, and also has a liquidation preference of $10.00 per share.

     During the nine months ended September 30, 1996, 2,730 shares of the Series I preferred stock were converted to common stock,
     730 shares were redeemed for cash and an escrow payable of $3,300 was established for the redemption of the remaining 330 shares.

     The Series A preferred stock (voting) is convertible at anytime into shares of common stock at defined terms. The holders of record of the Series A preferred stock are entitled to receive when, as, and if declared, cumulative dividends at a rate of 6% per annum. In the event of liquidation, the preferred stockholders are entitled to receive in preference to any distribution to the holders of the Company's equity securities, an amount per share equal to the sum of $100.00 and any accrued and unpaid dividends.

     During the nine months ended September 30, 1996, 20,000 shares of the Series A convertible preferred stock were sold.

     The Board of Directors of the Company may issue preferred stock in series which would have rights as determined by the Board.

            Biocontrol Technology, Inc. and Subsidiaries

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                         September 30, 1996


NOTE I - STOCKHOLDERS' EQUITY - Continued

     Common Stock Warrants - Continued

     During the nine months ended September 30, 1996 warrants ranging from $1.48 to $2.41 per share to purchase 509,480 shares of common stock were granted at exercise prices which were equal to or above the current quoted market price of the stock on the date issued. Warrants to purchase 2,805,462 shares of common stock were exercisable at September 30, 1996.
     The per share exercise prices of these warrants are as follows:

                   Shares                    Exercise Price
                 _________                   ______________
                 1,379,500                        $.25
                   180,000                        $.33
                   350,000                        $.50
                   139,000                      $2.125
                   756,962                    $.28 - $3.50
                 _________
          Total  2,805,462
                 =========

     The  fiscal year in which common stock warrants were granted and the various expiration dates by fiscal year are as follows:
                                       Warrants Expire During Fiscal Year
   Fiscal       Warrants               __________________________________
Year Granted     Granted      1996     1997        1998      1999     2000      2001
____________   _________   _______   ______   _________   _______   ______   _______
    1990         559,500         -        -     559,500         -        -         -
    1991       1,351,482   350,000        -   1,000,000     1,482        -         -
    1992          25,000         -   25,000           -         -        -         -
    1993         209,000         -        -     209,000         -        -         -
    1994         130,000         -        -           -   130,000
    1995          21,000                                            21,000
    1996         509,480                                                     509,480
               _________   _______   ______   _________   _______   ______   _______
               2,805,462   350,000   25,000   1,768,500   131,482   21,000   509,480

            Biocontrol Technology, Inc. and Subsidiaries

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                         September 30, 1996


NOTE I - STOCKHOLDERS' EQUITY - Continued

     Common Stock Warrants - Continued

     The following is a summary of warrant transactions during the nine month period ended September 30, 1996:

          Outstanding beginning of period:            2,415,982

          Granted during the nine month period:         509,480

          Canceled during the nine month period:          -0-

          Exercised during the nine month period
          at $.25 and $.28 per share:                  (120,000)
                                                      __________
          Outstanding, and eligible for exercise:      2,805,462
                                                      ==========

     Common Stock Reserve

     At September 30, 1996 the Company has reserved unissued common stock as follows:

               Warrants                                2,805,462
               Convertible preferred stock             2,439,025
               Convertible debenture stock             1,744,681
                                                       _________
               Total                                   7,135,509
                                                       =========

     Warrant Extensions

     During 1996, the Company extended the exercise date of a warrant to purchase 1,482 shares of common stock to a consultant. The warrant shares were originally granted at an exercise price of $.45, and were extended at the original grant price. The Company recorded a $2,668 expense for the difference between the fair market value on the date the warrant was extended and the warrant exercise price.

     During 1995, the company extended the exercise date of warrants to purchase 2,069,500 shares of common stock to certain officers, directors, employees and consultants. The warrant shares were originally granted at an exercise price ranging from $.25 to $.33, and were extended at the original grant price. The company recorded a $7,228,220 expense for the difference between the fair market values on the date the warrants were extended and the warrants' exercise prices.

               Biocontrol Technology, Inc. and Subsidiaries

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                         September 30, 1996


NOTE I - STOCKHOLDERS' EQUITY - Continued

     Diasense Common Stock

     At September 30, 1996, warrants to purchase 7,533,263 shares of Diasense common stock were exercisable. The per share exercise price for 4,055,000 shares is $.50, for 2,376,013 shares is $1.00 and for 1,102,250 shares is $3.50. The warrants expire at various dates through 2001. To the extent that all the warrants are exercised, the Company's proportionate ownership would be diluted from 52% at September 30, 1996 to 39.49%.

     Diasense Warrant Extensions

     During 1996, Diasense extended the exercise date of warrants to purchase 2,341,213 shares of common stock to certain officers, directors, employees and consultants. The warrant shares were originally granted at an exercise price ranging from $.50 to $1.00, and extended at the same price. Diasense recorded a $6,999,033 expense for the difference between the estimated fair market value on the date the warrants were extended and the warrants' exercise prices.

     During 1995, Diasense extended the exercise date of warrants to purchase 1,765,000 shares of common stock to certain officers, directors, employees and consultants. The warrant shares were originally granted at an exercise price of $.50, and extended at the same price. Diasense recorded a $5,295,000 expense for the difference between the fair market values on the date the warrants were extended and the warrants' exercise prices.

     Petrol Rem Common Stock

     At September 30, 1996 warrants to purchase 1,450,000 shares of Petrol Rem common stock were exercisable. The per share exercise price for 1,450,000 shares is $.10. The warrants expire at various dates through 2000. To the extent that if all the warrants were exercised, the Company's proportionate ownership would be diluted from 67.1% at September 30, 1996 to 61.3%.

     IDT Common Stock

     At September 30, 1996 warrants to purchase 1,520,000 shares of IDT common stock were exercisable. The per share exercise price for 1,500,000 shares is $.10 and for 20,000 shares is $2.00. The warrants expire at various dates through 2000. To the extent that if all the warrants were exercised, the Company's proportionate ownership would be diluted from 99.1% at September 30, 1996 to 86.2%.

           Biocontrol Technology, Inc. and Subsidiaries

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                         September 30, 1996


NOTE J - INCOME TAXES

     As of September 30, 1996, the company and its subsidiaries, except Diasense and Petrol Rem, have available approximately $41,300,000 of net operating loss carryforwards for federal income tax purposes. These carryforwards are available, subject to limitations, to offset future taxable income, and expire in tax years 1996 through 2011. The Company also has research and development credit carryforwards available to offset federal income taxes of approximately $520,000 subject to limitations, expiring in tax years 2005 through 2011.

     As of September 30, 1996, the end of its fiscal year, Diasense had available approximately $20,700,000 of net operating loss carryforwards for federal income tax purposes. These carryforwards, which expire during the years 2005 through 2010, are available, subject to limitations, to offset future taxable income. Diasense also has research and development credit carryforwards available for federal income tax purposes of approximately $700,000, subject to limitations, expiring in the years 2005 through 2010.

     As of September 30, 1996, Petrol Rem had available approximately $6,500,000 of net operating loss carryforwards for federal income tax purposes. These carryforwards, which expire during the years 2008 through 2013, are available, subject to limitations, offset future taxable income. Petrol Rem also has research and development credit carryforwards available for federal income tax purposes of approximately $75,000.

     Certain items of income and expense are recognized in different periods for financial and income tax reporting purposes. In the year ended December 31, 1995 and 1994, warrant exercise adjustments of $1,309,060 and $321,736 were reported for tax purposes. The fair market value of warrant extensions have been recorded and expensed for financial statement purposes in the amount of $2,668, $7,595,655 and $7228,220 for the nine months ended September 30, 1996 and 1995 and for the year ended December 31, 1995.

     The Company has not reflected any future income tax benefits for these temporary differences or for net operating loss and credit carryforwards because of the uncertainty as to realization. Accordingly, the adoption of FAS 109 had no effect on the financial statements of the Company.

            Biocontrol Technology, Inc. and Subsidiaries

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                         September 30, 1996


NOTE J - INCOME TAXES-Continued

     The following is a summary of the composition of the Company's deferred tax asset and associated valuation allowance:

                               Sep. 30,1996    Dec. 31, 1995    Dec. 31,1994
                               ____________    _____________    ____________

     Net Operating Loss        $ 14,496,485    $  10,959,420    $  6,631,440
     Warrant Expense              2,530,811        2,529,877               -
     Tax Credit Carryforward        520,000          400,000         280,000
                               ____________    _____________    ____________
                                 17,547,296       13,889,297       6,911,440
     Valuation Allowance        (17,547,296)     (13,889,297)     (6,911,440)
                               ____________    _____________    ____________
     Net Deferred Tax Asset    $          0    $           0    $          0
                               ============    =============    ============

     The deferred tax benefit and the associated increase in the valuation allowance are summarized in the following schedule:

                                                       Increase in
                                         Deferred       Valuation
                                       Tax Benefit      Allowance     Net
                                      _____________   ____________  ______
     Period ended Sept. 30, 1996      $( 3,657,999)   $ 3,657,999   $   0
     Year-ended December 31, 1995     $( 6,977,857)   $ 6,977,857   $   0
     Year-ended December 31, 1994     $( 1,569,335)   $ 1,569,335   $   0
     From March 20, 1972 (inception)
     through September 30, 1996       $(17,547,296)   $17,547,296   $   0


NOTE K - RELATED PARTY TRANSACTIONS

     Research and Development Activities

     The Company is currently performing research and development activities related to the non-invasive glucose sensor (the Sensor) under a Research and Development Agreement with Diasense. If successfully developed, the Sensor will enable users to measure blood glucose levels without taking blood samples. Diasense acquired the rights to the Sensor, including one United States patent from BICO for $2,000,000 on November
     18, 1991. Such patent covers the process of measuring blood glucose levels non-invasively. Approval to market the Sensor is subject to federal regulations including the Food and Drug Administration (FDA).

            Biocontrol Technology, Inc. and Subsidiaries

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                         September 30, 1996


NOTE K - RELATED PARTY TRANSACTIONS - Continued

     The Sensor is subject to clinical testing and regulatory approvals by the FDA. BICO is responsible for substantially all activities in connection with the development, clinical testing, FDA approval and manufacturing of the Sensor. BICO finances its operations from the sales of stock and was reimbursed for costs incurred under the terms and conditions of the Research and Development Agreement for the research and development of the Sensor by
     Diasense.   If BICO is unable to perform under the Research  and
     Development or Manufacturing Agreements, Diasense would need to rely on other arrangements to develop and manufacture the Sensor or perform these efforts itself.

     BICO and Diasense have entered into a series of agreements related to the development, manufacturing and marketing of the Sensor. BICO is to develop the Sensor and carry out all steps necessary to bring the Sensor to market including 1) developing and fabricating the prototypes necessary for clinical testing;
     2) performing the clinical investigations leading to FDA approval for marketing; 3) submitting all applications to the FDA for marketing approval; and 4) developing a manufacturable and marketable product. Diasense is to conduct the marketing of the Sensor. The following is a brief description of the agreements:

     Manufacturing Agreement

     The manufacturing agreement between BICO and Diasense was entered into on January 20, 1992. BICO is to act as the exclusive manufacturer of production units of the Sensor upon the completion of the Research and Development Agreement and sell the units to Diasense at a price determined by the agreement. The term of the agreement is fifteen years.

     Research and Development Agreement

     Under a January 1992 agreement between BICO and Diasense, beginning in April 1992, BICO received $100,000 per month, plus all direct costs for the research and development activities of the Sensor. This agreement replaced a previous agreement dated May 14, 1991. The term of the new agreement is fifteen years. Under the terms of this agreement, the Company billed Diasense $2,955,863 in research and development and general and administrative expenses for the year ending December 31, 1995. In July 1995, BICO and Diasense agreed to suspend billings, accruals of amounts due and payments pursuant to the research and development agreement pending the FDA's review of the 510(k) Notification.

            Biocontrol Technology, Inc. and Subsidiaries

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                         September 30, 1996


NOTE K - RELATED PARTY TRANSACTIONS - Continued

     Purchase Agreement

     In November 1991, BICO entered into a Purchase Agreement with Diasense under which Diasense acquired BICO's rights to the Sensor for a cash payment of $2,000,000. This agreement permits BICO to use Sensor technology for the manufacture and sale by BICO of a proposed implantable closed loop system. BICO will pay Diasense a royalty equal to five percent of the net sales of such implantable closed loop system.

     Real Estate Activities

     Four of the Company's Executives and/or Directors are members of an eight-member partnership which in July 1990 purchased the Company's real estate in Indiana, Pennsylvania, and each has personally guaranteed the payment of lease obligations to the bank providing the funding. For their personal guarantees, the four individuals each received warrants to purchase 100,000 shares of the Company's common stock at an exercise price of $.33 per share until June 29, 1998.

     Company Loans to Officers

     At September 30, 1996, December 31, 1995 and 1994, Mr. Cooper owed the Company $8,500 related to a 12 percent simple interest demand loan. At September 30, 1996, December 31, 1995 and 1994, Mr.
     Cooper owed the Company $82,400, related to 10 percent simple interest demand loans at September 30, 1996. Mr. Cooper owed the Company $25,000, related to 8.25 percent simple interest demand loan. This loan was repaid by Mr. Cooper on December 4, 1996.
     The accrued interest owed by Mr. Cooper on all demand notes at September 30, 1996, December 31, 1995 and 1994 was $47,216,
     $40,197 and $30,937, respectively.

     At September 30, 1996, December 31, 1995 and 1994, the Company had a demand loan of $5,000 with 10 percent simple interest with Glenn Keeling, a Director. The accrued interest on this loan at September 30, 1996, December 31, 1995 and 1994 was $2,384, $2,008
     and $1,508, respectively.

     At September 30, 1996 and December 31, 1995, the Company had a one year judgment note of $250,000, with an interest rate of prime plus one percent, with Joseph Kondisko, Allegheny Food Services, Inc. of which Joseph Kondisko, a former director, is principal owner. As of September 30, 1996 and December 31, 1995 there was no accrued interest owed.

            Biocontrol Technology, Inc. and Subsidiaries

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                         September 30, 1996

NOTE K - RELATED PARTY TRANSACTIONS - Continued

     Advances to Officers

     During 1996, the Company and its subsidiaries made advances to Mr. Cooper. At September 30, 1996, these advances accumulated to $60,536, of which $28,000 had been repaid by Mr. Cooper as of December 4, 1996.

     Employment Contracts

     The Company's employment contracts with four officers and two employees commenced November 1, 1994 and end October 31, 1999. The original employment contracts set forth annual basic salaries aggregating $1,025,000 in 1995 and expiring in periods beginning October 1999 through 2002, which are subject to review and adjustment. The contracts may be extended for two to three - year periods. In the event of change in control in the Company and termination of employment, continuation of annual salaries at 100% decreasing to 25% are payable in addition to the issuing of shares of common stock as defined in the contracts. The contracts also provide for severance, disability benefits and issuances of BICO common stock under certain circumstances.

NOTE L - COMMITMENTS AND CONTINGENCIES

     Litigation

     In May 1996, the Company, along with BICO and BICO's individual directors, was served with a federal class action lawsuit based on alleged violations of federal securities laws. The Companies have filed a Motion to dismiss the suit and are aggressively defending against it. No determinations as to possible liability or exposure are possible at this time, although the Company does not believe that any violations of the securities laws have occurred.

     Pennsylvania Securities Commission

     In April, 1996, the Pennsylvania Securities Commission commenced an informal investigation into Diasense's sales of its common stock pursuant to its public offering in an effort to determine whether sales were made improperly to Pennsylvania residents. Diasense has been cooperating fully with the state and has provided all of the information requested. To date, no determinations have been made.

     License Agreement

     Under terms of a license agreement with a shareholder of Petrol Rem for the marketing rights with respect to certain inventions Petrol Rem is to make royalty payments beginning in 1994 and for each year through 1997. Minimum royalty payments are $120,000 per year.

            Biocontrol Technology, Inc. and Subsidiaries

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                         September 30, 1996


NOTE M - EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution plan with 401k provisions which covers all employees meeting certain age and period of service requirements. Employer contributions are discretionary as determined by the Board of Directors. There have been no employer contributions to the plan through September 30, 1996.

NOTE N - SALES AND COST OF GOODS SOLD

     The following is a schedule that details Sales and Cost of Goods
     Sold by segment:
                      Sep. 30, 1996   Sep.30, 1995   Dec. 31, 1995   Dec. 31, 1994   Dec. 31, 1993
                      _____________   ____________   _____________   _____________   _____________
     Sales
       FES                 $406,396       $163,636        $168,461        $177,259         $54,000
       Petrol Rem            33,567        204,272         215,211           4,432               0
       Barnacle Ban          20,370         77,135          77,585           2,816               0
                      _____________   ____________   _____________   _____________   _____________
                            460,333        445,043         461,257         184,507          54,000

     CGS
       FES                  213,898         88,964          91,859          97,687          27,446
       Petrol Rem             9,819         49,200          53,813             981               0
       Barnacle Ban           9,025         52,687          52,870               0               0
                      _____________   ____________   _____________   _____________   _____________
                            232,742        190,851         198,542          98,668          27,446

     Gross Profit          $227,591       $254,192        $262,715        $ 85,839         $26,554
                      =============   ============   =============   =============   =============

NOTE O - SUBSEQUENT EVENTS

     Subsequent to September 30, 1996, and through November 15, 1996,
     the   Company  raised  proceeds  from  Regulation  S   sale   of
     debentures totaling approximately $2,484,000.